Exhibit 10.1





                          AGREEMENT AND PLAN OF MERGER



                                  by and among


                       Gray Communications Systems, Inc.,


                       Gray Communications of Texas, Inc.


                                       and


                            KWTX Broadcasting Company




                           Dated as of April 13, 1999


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                                TABLE OF CONTENTS

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Section 1  Definitions                                                                       1
   1.1    Affiliate..........................................................................1
   1.2    Agreement..........................................................................2
   1.3    Assignment Application.............................................................2
   1.4    Brazos Broadcasting Company........................................................2
   1.5    Brazos Shares......................................................................2
   1.6    Closing............................................................................2
   1.7    Closing Date.......................................................................2
   1.8    Code...............................................................................2
   1.9    Company............................................................................2
   1.10   Company Common Stock...............................................................2
   1.11   Earnest Money......................................................................2
   1.12   Effective Time.....................................................................2
   1.13   Encumbrances.......................................................................2
   1.14   Environmental Claim................................................................3
   1.15   Environmental Matter...............................................................3
   1.16   Escrow Agent.......................................................................3
   1.17   FCC................................................................................3
   1.18   FCC Consent........................................................................3
   1.19   FCC Licenses.......................................................................3
   1.20   Final Order........................................................................3
   1.21   Gray...............................................................................3
   1.22   Gray Common Stock..................................................................3
   1.23   Governmental Authority.............................................................3
   1.24   HSR Act............................................................................3
   1.25   Intangible Property................................................................3
   1.26   KBTX Agreement.....................................................................4
   1.27   Knowledge, Know, Known.............................................................4
   1.28   Law................................................................................4
   1.29   Leased Property....................................................................4
   1.30   Lorena Property....................................................................4
   1.31   Material Adverse Change or Material Adverse Effect.................................4
   1.32   Merger.............................................................................4
   1.33   Merger Consideration...............................................................4
   1.34   NYSE...............................................................................4
   1.35   Permits............................................................................4
   1.36   Permitted Liens....................................................................4
   1.37   Person.............................................................................5
   1.38   Preliminary Balance Sheets.........................................................5
   1.39   Program Rights.....................................................................5
   1.40   Real Property......................................................................5
   1.41   SEC................................................................................5
   1.42   Schedule...........................................................................5
   1.43   Shareholder Representative.........................................................5
   1.44   Shareholders.......................................................................5
   1.45   Shares.............................................................................5
   1.46   Station............................................................................5
   1.47   Tangible Personal Property.........................................................5
   1.48   Tax or Taxes.......................................................................6
   1.49   Tax Returns........................................................................6
   1.50   Tradeout Agreement.................................................................6

                                      -i-

   1.51   Working Capital Surplus............................................................6

Section 2  Merger                                                                            6

   2.1    Merger.............................................................................6
   2.2    Time and Place of Closing..........................................................7
   2.3    Effective Time.....................................................................7
   2.4    Articles of Incorporation..........................................................7
   2.5    Bylaws.............................................................................7
   2.6    Directors and Officers.............................................................7
   2.7    Reorganization.....................................................................7

Section 3  Merger Consideration; Exchange Procedures                                         8

   3.1    Merger Consideration...............................................................8
   3.2    Cash Percentage Election...........................................................9
   3.3    Rights As Shareholders; Share Transfers...........................................11
   3.4    Fractional Shares.................................................................11
   3.5    Exchange Procedures...............................................................11
   3.6    Treasury Shares...................................................................12
   3.7    Earnest Money.....................................................................12
   3.8    Determination of Working Capital Surplus..........................................12
   3.9    Accounting Principles.............................................................14

Section 4  Representations and Warranties of the Company and Shareholders                   15

   4.1    Organization, Corporate Power, and Qualifications of the Company..................15
   4.2    Authorization and Validity........................................................15
   4.3    Ownership of Shares...............................................................15
   4.4    Capitalization of the Company.....................................................15
   4.5    Ownership of Brazos Shares; Investments and Subsidiaries..........................16
   4.6    Noncontravention..................................................................16
   4.7    Consents, Approvals...............................................................16
   4.8    Financial Statements..............................................................17
   4.9    Title to and Condition of Real Property...........................................17
   4.10   Title to and Condition of Tangible Personal Property..............................18
   4.11   Litigation........................................................................19
   4.12   Environmental Matters.............................................................19
   4.13   Trade Names, Trade Marks, etc.....................................................21
   4.14   Governmental Authorization and Compliance With Laws...............................21
   4.15   FCC Licenses......................................................................21
   4.16   Labor Relations...................................................................22
   4.17   Insurance.........................................................................22
   4.18   Accounts Receivable...............................................................23
   4.19   Accounts Payable..................................................................23
   4.20   Tax Returns, Audits, and Liabilities..............................................23
   4.21   Bank Accounts.....................................................................23
   4.22   Certain Contracts.................................................................24
   4.23   Employees.........................................................................24
   4.24   Employee Benefit Plans............................................................25
   4.25   No Brokers........................................................................26
   4.26   Computer Software and Database....................................................26
   4.27   Interested Transactions...........................................................26
   4.28   Full Disclosure...................................................................26
   4.29   Reliance and Survival.............................................................26

Section 5  Representations and Warranties of Gray and Merger Corp.                          27

                                      -ii-

   5.1    Organization and Existence........................................................27
   5.2    Authorization and Validity........................................................27
   5.3    Noncontravention..................................................................27
   5.4    Consents, Approvals...............................................................27
   5.5    No Brokers........................................................................27
   5.6    Capitalization....................................................................27
   5.7    SEC Filings; Financial Statements.................................................28
   5.8    Financial Ability.................................................................29

Section 6  FCC Approval.                                                                    29

   6.1    Filing and Prosecution of Application.............................................29
   6.2    Expenses..........................................................................29
   6.3    Time for FCC Consent..............................................................29
   6.4    Control of Station................................................................29
   6.5    No Reversion of Licenses..........................................................30
   6.6    Regulatory Matters................................................................30

Section 7  Special Covenants and Agreements                                                 30

   7.1    HSR Act...........................................................................30
   7.2    Confidentiality...................................................................30
   7.3    Cooperation.......................................................................31
   7.4    Access to Books and Records.......................................................31
   7.5    Certain Investments...............................................................31
   7.6    Acquisition Proposals.............................................................31
   7.7    Meetings of Shareholders..........................................................31
   7.8    Meetings of Gray and Merger Corp..................................................31
   7.9    Registration Statements...........................................................31
   7.10   Publicity.........................................................................34
   7.11   Registration and Listing of Gray Common Stock.....................................34
   7.12   Supplying of Financial Statements.................................................34
   7.13   Supplements to Schedules..........................................................34
   7.14   Affiliates of the Company.........................................................34

Section 8  Conditions Precedent for the Company                                             35

   8.1    Representations and Warranties....................................................35
   8.2    Performance of this Agreement.....................................................35
   8.3    Proceedings.......................................................................35
   8.4    FCC Consent.......................................................................35
   8.5    Litigation........................................................................35
   8.6    Expiration of HSR Waiting Periods.................................................35
   8.7    Effective Registration Statement..................................................35
   8.8    Legal Opinion.....................................................................36
   8.9    Tax Opinion.......................................................................37
   8.10   NYSE Listing......................................................................38
   8.11   Voting Agreement and Irrevocable Proxy............................................38

Section 9  Conditions Precedent for Gray and Merger Corp.                                   38

   9.1    Representations and Warranties....................................................38
   9.2    Performance of this Agreement.....................................................38
   9.3    Proceedings.......................................................................38
   9.4    FCC Consent.......................................................................38
   9.5    Litigation........................................................................39
   9.6    Opinions of Counsel for the Company...............................................39

                                      -iii-

   9.7    Title Insurance Commitments.......................................................39
   9.8    Environmental Audit...............................................................39
   9.9    Expiration of HSR Waiting Periods.................................................40
   9.10   Consummation of Related Transactions..............................................40
   9.11   Effective Registration Statement..................................................40
   9.12   Tax Opinion.......................................................................40
   9.13   NYSE Listing......................................................................41
   9.14   Gray Shareholder Approval.........................................................41
   9.15   Affiliates of the Company.........................................................41
   9.16   Voting Agreement and Irrevocable Proxy............................................41
   9.17   Shareholder Approval..............................................................41
   9.18   Due Diligence and Schedules.......................................................41

Section 10  Closing                                                                         41

   10.1   Deliveries by the Company.........................................................41
   10.2   Postponement of Closing Date......................................................42

Section 11  Indemnification                                                                 43

   11.1   By the Shareholders...............................................................43
   11.2   By Gray and Merger Corp...........................................................43
   11.3   Procedure for Indemnification.....................................................44
   11.4   Escrow Fund.......................................................................46
   11.5   Limitation on Damages.............................................................46

Section 12  Conduct of Business Pending Closing                                             47


Section 13  Termination                                                                     48


Section 14  Miscellaneous Provisions                                                        49

   14.1   Expenses of Negotiation and Transfer..............................................49
   14.2   Schedules.........................................................................49
   14.3   Survival..........................................................................50
   14.4   Entire Agreement; Amendment; Waivers..............................................50
   14.5   Headings..........................................................................50
   14.6   Further Assurances................................................................50
   14.7   Situs and Construction............................................................50
   14.8   Notices...........................................................................50
   14.9   Binding Effect....................................................................51
   14.10  Execution in Counterparts.........................................................51
   14.11  Shareholder Representative........................................................51

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                               INDEX OF SCHEDULES

Schedule 4.3          -      Stock Ownership
Schedule 4.5          -      Ownership of Brazos Shares; Investments and Subsidiaries
Schedule 4.8          -      Financial Statements
Schedule 4.9(1)       -      Description of Real Property
Schedule 4.9(3)       -      Ground Leases
Schedule 4.9(4)       -      Tenant Leases
Schedule 4.10(1)      -      Tangible Personal Property
Schedule 4.10(2)      -      Leased Tangible Personal Property
Schedule 4.11         -      Litigation
Schedule 4.12         -      Hazardous Substance Sites
Schedule 4.13         -      Trade Names, Trade Marks, Etc.
Schedule 4.14         -      Governmental Licenses, Certificates, Permits and Approvals
Schedule 4.15         -      FCC Licenses
Schedule 4.16         -      Employment and Related Agreements
Schedule 4.17         -      Insurance
Schedule 4.20         -      Tax Matters
Schedule 4.21         -      Bank Accounts
Schedule 4.22         -      Certain Contracts
Schedule 4.23         -      Employees
Schedule 4.24         -      Employee Benefit Plans
Schedule 4.28  -      Interested Transactions

                                Index of Exhibits


Exhibit A      Form of Shareholder Representative Appointment Agreement

Exhibit B      Form of Escrow Agreement (Indemnification)

Exhibit C      Form of Escrow Agreement (Earnest Money)

Exhibit D      Form of Preliminary Balance Sheets

Exhibit E      Form of Final Balance Sheets

Exhibit F      Form of Opinion of Deaver & Deaver

Exhibit G      Form of Opinion of Dennis Kelly

                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and executed as of April 13, 1999, by and among GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation ("Gray"), GRAY COMMUNICATIONS OF TEXAS, INC., a Georgia corporation and wholly-owned subsidiary of Gray ("Merger Corp.") and KWTX BROADCASTING COMPANY, a Texas corporation (the "Company").

                                    RECITALS

        The Company is the licensee of television station KWTX-TV, Channel 10, in Waco, Texas (the "Station") pursuant to authorizations issued by the Federal Communications Commission ("FCC"). The Boards of Directors of Gray, Merger Corp. and the Company are of the opinion that the transactions described in this Agreement are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of the Company by Gray through the merger of the Company with and into Merger Corp. At the Effective Time of such merger, the outstanding shares of capital stock of the Company will be converted into the right to receive shares of the common stock of Gray and cash. As a result (i) the Shareholders will become shareholders of Gray, and
(ii) Merger Corp. will conduct the business and operations of the Company as a wholly-owned subsidiary of Gray. It is the intention of the parties to this Agreement that the merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Code for federal income tax purposes. Certain terms used in this Agreement are defined in Section 1 hereof.

        The acquisition of the Company by Gray through the merger of the Company with and into Merger Corp. is one of two related transactions involving the acquisition of two television stations owned by the Company and Brazos Broadcasting Company. Gray anticipates completing the acquisition of both television stations after the parties have received approval from the FCC.

        NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

Section 1.     Definitions.

               The following terms, when used in capitalized form within this Agreement, or within any Exhibit or Schedule to this Agreement in which the terms are not otherwise defined, shall have the following meanings:

               1.1 "Affiliate" of a Person shall mean: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person; (iii) any entity for which a Person described in (ii) above acts in any such capacity.

               1.2 "Agreement" shall mean this Agreement and Plan of Merger, and all Exhibits, Schedules, certificates, and instruments attached hereto or referred to herein.

               1.3 "Assignment Application" shall have the meaning specified in
Section 6.1 below.

               1.4 "Brazos Broadcasting Company" shall mean Brazos Broadcasting Company, a Texas corporation, with its principal offices at 4141 East 29th Street, Bryan, Texas 77802, which owns television station KBTX, Channel 3, licensed to Bryan, Texas.

               1.5 "Brazos Shares" shall mean 250 shares of the capital stock in Brazos Broadcasting Company, owned by the Company, which constitute 50% of the shares of capital stock issued and outstanding in Brazos Broadcasting Company.

               1.6 "Closing" shall mean the consummation of the Merger pursuant to this Agreement in accordance with the provisions of Section 10.

               1.7 "Closing Date" shall mean the date on which the Closing occurs, as determined pursuant to Section 2.2.

               1.8 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               1.9 "Company" shall mean KWTX Broadcasting Company, as identified above, a Texas corporation with its principal offices at 6700 American Plaza, Waco, Texas 76712.

               1.10 "Company Common Stock" shall mean the common stock, no par value, of the Company.

               1.11 "Earnest Money" shall mean the cash deposit in the amount of One Million Dollars ($1,000,000) paid by Gray to the Escrow Agent upon the execution of this Agreement, in the amount and in accordance with provisions set forth in Section 3.7 below, together with interest thereon, if any.

               1.12 "Effective Time" shall mean the later of (i) the date and time that the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Texas (or such later date and time as may be specified in the Articles of Merger) and (ii) the date and time that the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Georgia (or such later date and time as may be specified in the Articles of Merger).

               1.13 "Encumbrances" shall mean security interests, mortgages, liens, pledges, options, rights of first refusal, and other restrictions on the use or transferability of property and claims or charges on any interest in property in favor of a person other than the owner of the property, whether or not relating to the extension of credit or the borrowing of money and whether or not existing by reason of statute, contract, or common law.

               1.14 "Environmental Claim" shall have the meaning ascribed in
Section 4.12(6)(a).

               1.15 "Environmental Matter" shall have the meaning ascribed in
Section 4.12(6)(a).

               1.16 "Escrow Agent" shall mean American Bank, N.A., Waco, Texas.

               1.17 "FCC" shall mean the Federal Communications Commission, as defined in the recitals to this Agreement.

               1.18 "FCC Consent" shall mean action by the FCC in the form of a public notice or some other written document granting its consent to the Assignment Application.

               1.19 "FCC Licenses" shall mean all licenses and authorizations issued by the FCC to the Company in connection with the business or operations of the Station, including the right to use the call letters "KWTX-TV."

               1.20 "Final Order" means action of the FCC approving the transfer of control of the Company to Gray or Merger Corp., which action is no longer subject to reconsideration or court review under the provisions of the Communications Act of 1934, as amended, and with respect to which no timely filed request for administrative or judicial review or stay is pending and as to which the time for filing any such request, or for the FCC to set aside the action on its own motion, has expired.

               1.21 "Gray" shall mean Gray Communications Systems, Inc., as identified above, a Georgia corporation, with its principal offices at 4370 Peachtree Road, Atlanta, Georgia 30319.

               1.22 "Gray Common Stock" shall mean the Class B Common Stock, no par value, of Gray, with identical rights to those shares issued under the initial public offering of 3,500,000 shares as described in that one certain prospectus dated September 24, 1996.

               1.23 "Governmental Authority" shall mean any federal, state, county, local or other governmental or public agency, instrumentality, commission, authority, board or body.

               1.24 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               1.25 "Intangible Property" shall mean all copyrights, trademarks, trade names, service marks, service names, the call letters "KWTX-TV," licenses, patents, permits, jingles, proprietary information, technical information and data, computer software, formats, customer lists, advertiser lists, machinery and equipment warranties, and other similar intangible property rights and interests (other than the FCC Licenses)(and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

               1.26 "KBTX Agreement" shall mean the Agreement and Plan of Merger dated the same date as this Agreement for the merger of Brazos Broadcasting Company with and into Merger Corp. or, in the event Gray and Merger Corp. exercise the Cash Election Option (as defined in Section 3.1(3) herein), the merger of Merger Corp. (or its permitted assignee) with and into Brazos Broadcasting Company.

               1.27 "Knowledge," "Know," "Known" and words of similar import, with respect to the Company, shall mean collectively those facts actually known, now or in the past, by the Company, Ray M. Deaver, Jim Baronet and M.N. Bostick.

               1.28 "Law" shall mean any federal, state, or local code, law, legal principal, order, ordinance, regulation, rule, or statute of any Governmental Authority.

               1.29 "Leased Property" shall mean any and all Real Property used or occupied by the Company as lessee under any oral or written lease, together with any additions thereto, and extensions or renewals thereof, between the date of this Agreement and the Closing Date.

               1.30 "Lorena Property" shall mean a tract of 120.19 acres located near the town of Lorena, Texas which the Company presently owns but which the Company will transfer to Milford N. Bostick prior to the Closing.

               1.31 "Material Adverse Change" or "Material Adverse Effect" shall mean a significant negative impact on the Company taken as a whole or the business of the Station, excluding any negative impact attributable to (i) factors affecting the television broadcasting industry generally, (ii) general national, regional, or local economic conditions, or (iii) governmental or legislative laws, rules, or regulations affecting the television broadcasting industry generally.

               1.32 "Merger" shall mean the merger of the Company with and into Merger Corp. or, in the event Gray and Merger Corp. exercise the Cash Election Option (as defined in Section 3.1(3) herein), the merger of Merger Corp. (or its permitted assignee) with and into the Company.

               1.33 "Merger Consideration" shall mean the aggregate consideration to be paid to the Shareholders pursuant to the Merger, as more fully defined in Section 3.1(l).

               1.34 "NYSE" shall mean the New York Stock Exchange.

               1.35 "Permits" shall mean all licenses, permits, and other authorizations (other than the FCC Licenses), issued to the Company by the Federal Aviation Administration or any other federal, state, or local governmental authority in connection with the conduct of the business and operations of the Station, together with any additions, extensions, or renewals of same between the date of this Agreement and the Closing Date.

               1.36 "Permitted Liens" shall mean (i) liens for Taxes and assessments not yet due and payable, mechanics' and other statutory liens arising in the ordinary course of business that secure obligations not delinquent, (ii) restrictions or rights granted to Governmental Authorities under applicable Law, that are not otherwise objectionable to Gray, and (iii) liens, restrictions and easements on the Real Property (as defined below) that, in Gray's reasonable judgment, do not detract from the value or impair the use of the property subject thereto; provided, however, in no event shall "Permitted Liens" include Encumbrances relating to the extension of credit or the borrowing of money.

               1.37 "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

               1.38 "Preliminary Balance Sheets" shall have the meaning set forth in Section 3.8(1) below.

               1.39 "Program Rights" shall mean all rights of the Company, presently existing or obtained prior to the Closing, to broadcast television programs, movies, and films, including all film and program rights under barter agreements, as a part of the programming for the Station, for which the Company is obligated to compensate the vendor of such Program Rights.

               1.40 "Real Property" shall mean all of the Company's real property and interests in real property, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and all other real property interests which are used in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but shall exclude the Lorena Property.

               1.41 "SEC" shall mean the Securities and Exchange Commission.

               1.42 "Schedule" shall mean those Schedules referred to in this Agreement delivered concurrently with the execution of this Agreement and attached hereto (or bound separately) or delivered pursuant to Section 9.18, all of which Schedules are incorporated in and made a part hereof by reference.

               1.43 "Shareholder Representative" shall mean the Person(s) appointed as the Shareholder Representative pursuant to the Shareholder Representative Appointment Agreement, substantially in the form of Exhibit A to this Agreement, which initially shall be Ray Deaver.

               1.44 "Shareholders" shall mean the shareholders of the Company.

               1.45 "Shares" shall mean One Thousand Five Hundred Fifty (1,550) shares of the capital stock in the Company, owned by the Shareholders, which constitutes one hundred percent (100%) of the shares of capital stock issued and outstanding in the Company.

               1.46 "Station" shall mean KWTX-TV, Channel 10, a CBS affiliate licensed to Waco, Texas, as identified above.

               1.47 "Tangible Personal Property" shall mean all of the Company's fixed assets, furniture, fixtures, equipment, machinery, motor vehicles, leasehold improvements, office equipment, computer hardware, spare parts, inventory, and other such tangible personal property which is used or useful in the conduct of the business or operations of the Station, together with any additions, replacements, or improvements thereto between the date of this Agreement and the Closing Date.

               1.48 "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed or payable to the United States, or any state, county, or local government, subdivision or agency thereof, and in each instance, such term shall include any interest, penalties, or additions to tax attributable to any such Tax.

               1.49 "Tax Returns" means any returns, statements, filings, reports, estimates, declarations, and forms relating to Taxes that the Company is required to file, record, or deposit with any Governmental Authority, including any attachment thereto or amendment thereof.

               1.50 "Tradeout Agreement" shall mean any written or oral contract, agreement, or commitment of the Company, pursuant to which the Company has sold or traded commercial air time of the Station in consideration of any property or services in lieu of or in addition to cash, excluding all film and program barter agreements.

               1.51 "Working Capital Surplus" shall mean the amount by which the current assets and certain other assets of the Company or Brazos Broadcasting Company, as the case may be, exceed its current liabilities, as reflected on the books of the Company or Brazos Broadcasting Company, as the case may be, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with the provisions of Section 3.8 and 3.9 below.

Section 2.     Merger.

               2.1 Merger. Subject to the terms and conditions of this Agreement and subject to Gray's and Merger Corp.'s exercise of the Cash Election Option pursuant to Section 3.1(3), at the Effective Time, the Company shall be merged with and into Merger Corp. in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and the Texas Business Corporation Act (the "TBCA") (the "Merger"). The separate corporate existence of the Company shall cease and Merger Corp. shall be the surviving corporation resulting from the Merger and continue to be a wholly-owned subsidiary of Gray and shall continue to be governed by the Laws of the State of Georgia (Merger Corp., as the surviving corporation in the Merger, sometimes being referred herein as the "Surviving Corporation"). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Corp. and Gray. In the event that Gray and Merger Corp. exercise the Cash Election Option, (i) the Merger shall automatically without any further action by the parties be deemed to be the merger of Merger Corp. (or its permitted assignee) with and into the Company in accordance with the applicable provisions of the GBCC and the TBCA and (ii) accordingly, the separate existence of Merger Corp. shall cease and the Company (rather than Merger Corp.) shall be the surviving corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Texas. In the event that Gray and Merger Corp. exercise the Cash Election Option, the term "Surviving Corporation" shall automatically without any further action by the parties be deemed to mean the Company and not Merger Corp. as stated above.

               2.2 Time and Place of Closing. The closing (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs at the offices of Deaver & Deaver, 200 West Highway 6, Suite 501, Waco, Texas 76712, or at such other time and date as the Company and Gray may mutually agree or such date to which the Closing may be postponed pursuant to Section 10.2 (such actual date of Closing, the "Closing Date").

               2.3 Effective Time. The parties shall cause the Effective Time to occur on the tenth (10th) day after the last of the conditions set forth in Sections 8 and 9 of this Agreement have been satisfied or waived in accordance with the terms of this Agreement. Subject to the provisions of this Agreement, the parties shall file Articles of Merger executed in accordance with the relevant provisions of the TBCA and the GBCC and shall make all other filings or recordings required under the TBCA and the GBCC. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger become effective with the Secretaries of State of the States of Texas and Georgia.

               2.4 Articles of Incorporation. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Articles of Incorporation of Merger Corp. in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. In the event that Gray and Merger Corp. exercise the Cash Election Option, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

               2.5 Bylaws. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed. In the event that Gray and Merger Corp. exercise the Cash Election Option, the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

               2.6 Directors and Officers. Whether or not the Cash Election Option is exercised by Gray and Merger Corp., the directors and officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, will serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation and in accordance with the terms of their original election.

               2.7 Reorganization. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the parties hereby adopt this Agreement as a plan of reorganization intended to qualify for tax-deferred treatment under Section 368(a) of the Code. In the event that the Cash Election Option is exercised by Gray and Merger Corp., the parties hereby adopt this Agreement to be treated for federal income tax purposes as an acquisition of the capital stock of the Company.

Section 3.     Merger Consideration; Exchange Procedures.

               3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Shareholder:

                   (1) Outstanding Company Common Stock. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, each share (excluding shares held by the Company or any of its subsidiaries or by Gray or any of its subsidiaries, in each case other than in a fiduciary capacity ("Treasury Shares")) of the Company Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive an amount in a combination of cash and Gray Common Stock (as described in Sections 3.1(2) and 3.2 below) equal to (A) the sum of (a) Seventy-Four Million Six Hundred Eighty Thousand Dollars ($74,680,000) plus (b) the Working Capital Surplus of the Company determined based on the Preliminary Balance Sheets plus (c) fifty percent (50%) of the Working Capital Surplus of Brazos Broadcasting Company determined based on the Preliminary Balance Sheets (such sum of clauses (a) through (c) being referred to as the "Merger Consideration") divided by (B) 1,550 (such result of dividing
(A) by (B) being referred to as the "Merger Consideration Per Share").

                   (2) Cash and Gray Common Stock Components of Merger Consideration. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Merger Consideration will be paid in a combination of cash and Gray Common Stock. Pursuant to Section 3.2, each Shareholder will have the right to elect the percentage of the Merger Consideration that he, she or it receives in the form of cash (the "Cash Percentage") and the percentage to be received in the form of Gray Common Stock (the "Stock Percentage"); provided, however, that in no event shall the Stock Percentage be less than forty percent (40%). The Cash Percentage of the Merger Consideration for each Shareholder electing to receive any of the Merger Consideration in cash shall be reduced on a pro rata basis (calculated on the basis of the aggregate amount of cash to be received by each Shareholder) by Seven Hundred Fifty Thousand Dollars ($750,000) to be held in the Escrow Fund pursuant to Section 11.4 below. The Escrow Fund shall be disbursed pursuant to the terms of Section 11.4 below and the Escrow Agreement substantially in the form of Exhibit B attached hereto.

                   (3) Cash Election Option. In the event that either the average Market Value (as defined in Section 3.2(1)(ii)) during the Valuation Period (as defined in Section 3.2(1)(iii)) or the Market Value at the Closing Date is less than $12 per share, Gray and Merger Corp. shall have the option in their sole and absolute discretion to pay the Merger Consideration in cash, in which event the Merger Consideration shall be reduced from the amount specified in Section 3.1(1) by $1,530,000. In addition, the parties agree that if the Cash Election Option is exercised, they intend for the Merger to be treated as an acquisition of the capital stock of the Company for federal income tax purposes. Gray and Merger Corp. may exercise the Cash Election Option at any time prior to the Closing by providing oral and written notice to the Company of such exercise as promptly as practicable after making the decision to exercise such Cash Election Option. Each of the parties shall use their commercially reasonable best efforts to effect the Cash Election Option, including without limitation, revising this Agreement in any way reasonably necessary or desirable to accomplish the Cash Election Option consistent with this paragraph and cooperating in seeking any additional required approvals of the FCC or other Governmental Authorities.

                   (4) Outstanding Merger Corp. Common Stock. Subject to the Cash Election Option on the part of Gray described in Section 3.1(3) above, each share of the common stock of Merger Corp. ("Merger Corp. Common Stock") issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation. In the event that Gray and Merger Corp. exercise the Cash Option Election, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

               3.2 Cash Percentage Election.

                   (1) Holders of the Company Common Stock shall be provided with an opportunity to elect to receive as much as sixty percent (60%) of the Merger Consideration Per Share in cash with the remainder of the Merger Consideration Per Share in the form of Gray Common Stock, in accordance with the election procedures set forth below in this Section 3.2; provided, however, that in the event the Market Value on the Closing Date is less than $14.00 per share, each holder of Company Common Stock shall be deemed to have elected to receive sixty percent (60%) of the Merger Consideration Per Share in cash and forty percent (40%) of the Merger Consideration Per Share in the form of Gray Common Stock. The number of shares of Gray Common Stock to be paid as part of the Merger Consideration Per Share will be calculated by dividing the dollar amount of the stock portion of the Merger Consideration Per Share by the Valuation Period Market Value (as defined below). For purposes of this Section 3.2:

                       (i) "Valuation Period Market Value" shall mean the average Market Value during the Valuation Period; provided, however, that in the event the average Market Value during the Valuation Period is less than $14.00 per share, the Valuation Period Market Value shall be deemed to be $14.00 per share and in the event the average Market Value during the Valuation Period is greater than $15.00 per share, the Valuation Period Market Value shall be deemed to be $15.00 per share;

                       (ii) "Market Value" shall mean the closing sales price for Gray Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source); and

                       (iii) "Valuation Period" shall mean the twenty (20) consecutive trading day period during which the shares of Gray Common Stock are traded on the NYSE ending on the last trading day prior to the Closing Date.

                   (2) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock ("Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by Gray (the "Exchange Agent")) in such form as Gray and the Company shall mutually agree ("Election Form") shall be mailed at the time of the mailing of the Proxy Statement/Prospectus provided for in Section 7.9 hereof or on such other date as the Company and Gray shall mutually agree ("Mailing Date") to each holder of record of Company Common Stock as of the record date for the Shareholder Meeting (as defined in Section 7.7) ("Election Form Record Date").

                   (3) Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Company Common Stock to elect to receive as much as sixty percent (60%) of the Merger Consideration Per Share in cash with the remainder of the Merger Consideration Per Share in the form of Gray Common Stock; provided, however, that in the event the Market Value on the Closing Date is less than $14.00 per share, each holder of Company Common Stock shall be deemed to have elected to receive sixty percent (60%) of the Merger Consideration Per Share in cash and forty percent (40%) of the Merger Consideration Per Share in the form of Gray Common Stock.

                   (4) Any shares of Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the day of the Shareholder Meeting (the "Election Deadline") shall be entitled to receive the Merger Consideration Per Share sixty percent (60%) in cash and forty percent (40%) in Gray Common Stock (such shares being "No Election Shares").

                   (5) Gray shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

                   (6) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of the Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Gray shall cause the certificates representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the

Election Form. Such Person may submit a new Election Form with respect to such shares at any time prior to the Election Deadline. If no new Election Form is submitted with respect to such shares, they shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Gray nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                   (7) Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) above, in the event that the Market Value at Closing is less than the Valuation Period Market Value, Gray shall increase the number of shares of Gray Common Stock to be issued to each Shareholder by a sufficient number to ensure that the value of the Stock Portion of the Merger Consideration received by each Shareholder at Closing will be no less than 40% of the Merger Consideration received by that Shareholder at Closing.

               3.3 Rights As Shareholders; Share Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, Shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the date hereof and the Merger Consideration provided under this Section 3. After the Effective Time, there shall be no transfers on the share transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

               3.4 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Gray Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Gray shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Gray Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Gray Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) NYSE trading days immediately preceding the Effective Date.

               3.5 Exchange Procedures.

                   (1) At or prior to the Effective Time, Gray shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Gray Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Section 3 in exchange for outstanding shares of Company Common Stock.

                   (2) As promptly as practicable after the Effective Date, Gray shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of

Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such Shareholder's Old Certificates for the consideration set forth in this Section 3. Gray shall cause the New Certificates into which shares of a Shareholder's Company Common Stock are converted on the Effective Date and any check in respect of the cash portion of the Merger Consideration Per Share and any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such Shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or an affidavit and indemnity in form reasonably satisfactory to Gray and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such Shareholder. No interest will be paid on any such cash to be paid pursuant to this Section 3 upon such delivery.

                   (3) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                   (4) No dividends or other distributions with respect to Gray Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Gray Common Stock until the holder thereof shall surrender such Old Certificate in accordance with this Section 3. After the surrender of an Old Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Gray Common Stock represented by such Old Certificate.

                   (5) Any portion of the Exchange Fund that remains unclaimed by the Shareholders of the Company for twelve months after the Effective Time shall be paid to Gray. Any Shareholders of the Company who have not theretofore complied with this Section 3 shall thereafter look only to Gray for payment of the shares of Gray Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Gray Common Stock deliverable in respect of each share of Company Common Stock such Shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

               3.6 Treasury Shares. Each of the shares of Company Common Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

               3.7 Earnest Money. The Earnest Money, in the form of cash, shall be paid to the Escrow Agent for the account of the Company within three (3) business days after the date hereof. The cash Earnest Money shall be held in accordance with the provisions of the Escrow Agreement substantially in the form of Exhibit C attached hereto and shall be paid to Merger Corp. at the Closing.

               3.8 Determination of Working Capital Surplus.

                   (1) At least seven (7) days prior to the Closing Date, the Company shall prepare and deliver to Gray pro forma statements of estimated assets and liabilities of the Company and of Brazos Broadcasting Company as of the close of business at 11:59 p.m. midnight on the day preceding the Closing Date (the "Preliminary Balance Sheets"), substantially in the form of Exhibit D attached hereto, containing estimates of the Working Capital Surplus of each corporation.

                   (2) Within ninety (90) days after the Closing, Gray shall prepare final statements of assets and liabilities of the Company and of Brazos Broadcasting Company as of the Closing Date (the "Final Balance Sheets"), substantially in the form of Exhibit E attached hereto, and shall submit such statements to the Shareholder Representative for review and approval. Gray shall also provide all information reasonably necessary to determine the correct amount of Working Capital Surplus of each corporation, including appropriate supporting documents and such other information as may be reasonably requested by the Shareholder Representative. The Final Balance Sheets shall be certified by an officer on behalf of Gray to be true and complete. The Shareholder Representative (and his authorized representatives) shall have the right to visit the Station during normal business hours to verify and review such documentation upon providing reasonable notice to Gray. If the Shareholder Representative disputes the amounts of Working Capital Surplus determined by Gray, he shall so notify Gray within thirty (30) days after receipt of the Final Balance Sheets and provide Gray with his own Final Balance Sheets. If the Shareholder Representative notifies Gray that he accepts the Final Balance Sheets, or fails to deliver his own alternate Final Balance Sheets within the thirty (30) day period specified in the preceding sentence, Gray's determination of the amounts of Working Capital Surplus shall be conclusive and binding on the parties upon the expiration of such period.

                   (3) Gray and the Shareholder Representative shall use good faith efforts to resolve any dispute involving the determination of the amounts of Working Capital Surplus and the Final Balance Sheets. If the parties are unable to resolve any dispute within fifteen days following the delivery of the Shareholder Representative's notice concerning disputed adjustments, Gray and the Shareholder Representative shall jointly designate a qualified Big 5 firm of independent certified public accountants (the "Neutral Auditors") to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then an accounting firm will be selected by lot from two names submitted by the Shareholder Representative and two names submitted by Gray, none of which shall be employed by the Shareholder Representative or Gray. The Neutral Auditors' resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by the Shareholder Representative and Gray and not by independent financial audit, and shall be final and binding on the parties. The Neutral Auditors' resolution of the dispute may be enforced by any court of competent jurisdiction. Fees of the Neutral Auditors shall be split equally between the parties.

                   (4) If the amount of Working Capital Surplus of the Company plus one-half of the Working Capital Surplus of Brazos Broadcasting Company reflected on the Final Balance Sheets as finally determined in accordance with the preceding provisions of this Section 3.8 are more than $10,000 less than such amounts reflected on the Preliminary Balance Sheets, then the Escrow Agent shall refund the entire difference (without regard to the $10,000 threshold) to the Surviving Corporation out of the Escrow Fund. The payment required hereunder shall be made within seven (7) days after all of the procedures specified in this Section 3.8 have run their course.

                   (5) If Neutral Auditors should be appointed by the parties to the KBTX Agreement, then the Neutral Auditors so appointed shall serve as the Neutral Auditors under this Agreement, and all proceedings before the Neutral Auditors shall be consolidated to promote efficiency and reduce expenses of the parties.

               3.9 Accounting Principles. Completion of the Preliminary Balance Sheets and Final Balance Sheets, and determination of the amounts of Working Capital Surplus, shall be made by the application of the following accounting principles:

                   (1) Current assets shall be reduced by an amount equal to two (2%) percent of the value of accounts receivable included within the computation. For purposes of this Section 3.9, accounts receivable shall include accounts receivable due from trade, but shall exclude accounts receivable due from network and affiliated stations (as the terms "trade," "network," and "affiliated stations" have been customarily used by the Company and Brazos Broadcasting Company for the purpose of preparing their financial statements).

                   (2) The account balances for deferred trade expense and cash value life insurance shall be included in the computation.

                   (3) The book value of the Company's tube inventory, Television Alliance Group stock, and Brazos Shares and one share of stock in Ridgewood Country Club shall be excluded from the computation.

                   (4) Current liabilities shall contain an accrual for any Taxes due on account of the sale, liquidation, or other disposition of any investment securities in the period ending on the Closing Date.

                   (5) Otherwise, all revenues and all expenses arising from the operation of the Company and Brazos Broadcasting Company, including business and nongovernmental license fees, utility charges, real and personal property taxes and assessments levied against the Company and Brazos Broadcasting Company, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, programming fees and expenses, employee compensation, including wages, commissions, bonus pay, payroll taxes, accrued vacation, sick leave, holiday, and compensatory pay for all employees of the Company and Brazos Broadcasting Company, prepaid and deferred items, and dividends, shall be charged or credited in accordance with the methods historically used by the Company and Brazos Broadcasting Company as disclosed in their annual audited financial statements, and prorated as of the close of business at 12:00 a.m. midnight on the day preceding the Closing Date. All special assessments and similar charges or liens, or installments thereof, imposed against the Real Property or the Station, or against the real property belonging to Brazos Broadcasting Company or station KBTX, and payable on or prior to the Closing Date shall be reflected on the Preliminary Balance Sheets and Final Balance Sheets, and amounts payable with respect to such assessments and similar charges or liens or installments thereof, imposed against the Real Property or the Station, or against the real property belonging to Brazos Broadcasting Company or station KBTX, and payable after the Closing Date, shall be excluded. Ad valorem real and personal property taxes assessed or assessable for the year in which the Closing takes place shall be prorated based upon the number of days elapsed from January 1 to the Closing Date, divided by 365 days.

                   (6) Any and all rebates due after the Closing Date to any advertiser or other user of the Station's facilities, or of the facilities of Brazos Broadcasting Company, based on business, advertising, or services purchased or rendered prior to the Closing Date, shall be reflected on the Preliminary Balance Sheets and Final Balance Sheets ratably in proportion to revenues received or volume of business done during the applicable period. Agency commissions shall be adjusted based upon revenue, volume of business done, or services rendered in part before the Closing Date and in part after the Closing Date and charged to the Preliminary Balance Sheets ratably in proportion to the revenue, volume of business done, or services rendered, as the case may be, during the applicable period. All payments relating to Program Rights will be allocated ratably in accordance with the payment terms of the contract or agreement for such properties, and prorated to the Closing Date.

                   (7) The Preliminary Balance Sheets and Final Balance Sheets shall be adjusted to the extent any liabilities on the books of the Company and Brazos Broadcasting Company under Tradeout Agreements exceed the value of assets from Tradeout Agreements as of the date received, but no increase shall be made in Working Capital Surplus if the value of assets from Tradeout Agreements exceeds the liabilities from Tradeout Agreements, as of the Closing Date.

Section 4.     Representations and Warranties of the Company and Shareholders.

               The Company represents and warrants unto Gray and Merger Corp., and this Agreement is made and expressly conditioned upon, the following representations and warranties:

               4.1 Organization, Corporate Power, and Qualifications of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation in each jurisdiction where the nature and extent of its business requires such qualification.

               4.2 Authorization and Validity. The Company has the full corporate power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including without limitation, the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval of this Agreement by the holders of two-thirds (2/3) of the Shares, which is the only shareholder vote required for approval of this Agreement and the consummation of the Merger by the Company. This Agreement has been executed and delivered by duly authorized officers of the Company and constitutes the legal, valid, and binding obligation of the Company. This Agreement is enforceable with respect to the Company in accordance with its terms.

               4.3 Ownership of Shares. Each of the Shareholders owns (beneficially and legally) the number of Shares specified on Schedule 4.3, opposite his, her, or its name, free and clear of any Encumbrance of any kind.

               4.4 Capitalization of the Company. The authorized capital stock of the Company consists of One Thousand Five Hundred Fifty (1,550) shares of common stock, without par value, of which One Thousand Five Hundred Fifty (1,550) shares are issued and outstanding, and Five Hundred (500) shares of preferred stock, with a par value of One Hundred Dollars ($100.00) per share, of which no shares are issued and outstanding. The number of shares of common stock issued to each of the Shareholders is accurately set forth on Schedule 4.3 to this Agreement. All issued and outstanding Shares of capital stock in the Company have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights, are free of any preemptive rights and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, (the "Securities Act"), and all applicable state securities laws. There are no options, warrants, or other rights, nor any agreements, commitments, or arrangements of any kind relating to the subscription to or the issuance, voting, acquisition, sale, repurchase, transfer, or disposition of (i) any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or
(ii) any options, warrants, or subscription rights relating to any such capital stock or securities of the Company. No Person has any contract or agreement or any right or privilege capable of becoming a binding contract for the purchase from any of the Shareholders of any of the Shares. The consummation of the transactions contemplated in this Agreement will convey to Gray good title to the Shares free and clear of all Encumbrances, security interests, charges, or restrictions on transfer of any nature whatsoever.

               4.5 Ownership of Brazos Shares; Investments and Subsidiaries. The Company is the owner of the Brazos Shares as defined in Section 1.5 of the Agreement. The Brazos Shares will be conveyed free and clear of any Encumbrance of any kind. Other than the Brazos Shares and other than as disclosed on
Schedule 4.5, the Company has not in the past owned and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

               4.6 Noncontravention. The execution and delivery by the Company of this Agreement and the other agreements contemplated on its part hereby does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate, or result (with the passage of time, the giving of notice or both) in a violation of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of, any Encumbrance upon any of the property of the Company pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument to which the Company is a party or is subject, (iii) constitute an event permitting termination or acceleration of any mortgage, lien, lease, agreement, license, or instrument to which the Company is a party, or (iv) violate (A) any judgment, order, writ, injunction, decree, regulation, or rule of any court or Governmental Authority applicable to the Company or the Station or (B) any Law.

               4.7 Consents, Approvals. Except for filings with and approvals of the transactions contemplated hereby by the FCC and the expiration of applicable waiting periods under the HSR Act, and except for consent from the CBS Television Network, neither the Shareholders nor the Company is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any third party, including, without limitation, any Governmental Authority (i) in connection with the consummation of the transactions contemplated hereby, (ii) to avoid the loss of any license or the violation, breach, or termination of, or any default under, or the creation of any lien on any of the assets of the Station pursuant to the terms of any Law, order, or other requirement or any contract binding upon the Company or to which assets of the Station may be subject, or (iii) to enable Merger Corp. to continue the operation of the Station after the Closing substantially as conducted prior to the Closing.

               4.8 Financial Statements. Schedule 4.8 contains true and complete copies of (i) the audited financial statements of the Company for calendar years 1994-1998, prepared by its independent auditors, Pattillo, Brown and Hill, Certified Public Accountants, Waco, Texas (the "Tax Basis Statements") and (ii)
(A) the audited balance sheet of the Company as of December 31, 1998 and the audited statements of income and cash flows for the year then ended and (B) the unaudited balance sheet of the Company as of December 31, 1997 and 1996 and the unaudited statements of income and cash flows of the Company for the years ended December 31, 1996 and 1997, prepared by its independent auditors, Patillo, Brown and Hill, Certified Public Accountants, Waco Texas (collectively, the "GAAP Basis Statements"). The Tax Basis Statements have been prepared, and when prepared, the Preliminary Balance Sheets and Final Balance Sheets will have been prepared, in accordance with the accounting principles described in the independent auditors' reports and footnotes accompanying said Tax Basis Statements and fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of the Company, for the respective periods thereof. In addition, the Preliminary Balance Sheets and Final Balance Sheets, when prepared, will be based on the Company's historical accounting practices, consistently applied. The GAAP Basis Statements have been prepared in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of the Company, for the respective periods thereof. Since December 31, 1998, (i) the Company has carried on its business only in the ordinary course of business consistent with past practice, (ii) there has been no Material Adverse Change, and (iii) the Company has not made any change in any method of accounting or any accounting practice.

               4.9 Title to and Condition of Real Property.

                   (1) Schedule 4.9(1) contains a complete and accurate description of all the Real Property and the Company's interest therein.

                   (2) The Company has good, marketable and insurable fee simple title to all of the Real Property free and clear of all Encumbrances, except for Permitted Liens, and no portion of the Real Property is included in a Tax parcel that includes property other than Real Property.

                   (3) Schedule 4.9(3) contains a complete and accurate description of all the Leased Property and of the applicable lease creating the Company's interest in the Leased Property (the "Ground Leases") and the terms of the Company's interest therein. The Company has good, marketable and insurable leasehold title to all of the Leased Property described on Schedule 4.9(3) free and clear of all Encumbrances, except for Permitted Liens. The Company has delivered to Gray true and complete copies of all of the Ground Leases.

                   (4) Schedule 4.9(4) contains a complete and accurate description of all leases of the Real Property and Leased Property pursuant to which the Company is the landlord or sublandlord, (the "Tenant Leases") and the Company has delivered true and complete copies of the Tenant Leases to Gray. There are no leases or other agreements relating to occupancy of the Real Property or Leased Property, except for the Tenant Leases and no Person other than the tenants under the Tenant Leases has any right to occupancy of any portion of the Real Property or Leased Property. The Company is the lessor or landlord or the successor lessor or landlord under the Tenant Leases free and clear of all Encumbrances except for the Permitted Liens and is entitled to receive the rents, issues and profits from the Tenant Leases.

                   (5) Except as disclosed on Schedule 4.9(l), all towers, guy anchors, buildings, and other improvements owned by the Company are located entirely on the Real Property listed on Schedule 4.9(1).

                   (6) All Real Property (i) is available for immediate use in the conduct of the business and operations of the Station and (ii) complies in all material respects with all applicable building, fire, health, handicapped persons, sanitation, use and occupancy or zoning Laws and the regulations of any Governmental Authority having jurisdiction thereof. There is no pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceedings that would affect the Real Property, or any part thereof and the Company has full legal and practical access to the Real Property and all utilities are available to the Real Property from a publicly dedicated right of way or through a valid private easement. The Company has furnished to Gray copies of any and all notices or reports received from any insurance company, engineer, or Governmental Authority with respect to any violations (or potential violations) of any applicable law affecting the Real Property or otherwise requiring or recommending work be performed on or at any of the Real Property (or improvements thereon), and all of the violations and requirements set forth in any such notices and reports have been cured or fulfilled to the satisfaction of those entities.

                   (7) The Real Property listed on Schedule 4.9(1) and the Tenant Leases listed on Schedule 4.9(4) comprise all real property interests necessary to conduct the business and operations of the Company as now conducted.

              4.10 Title to and Condition of Tangible Personal Property.

                   (1) Schedule 4.10(1) lists all material items of Tangible Personal Property owned by the Company, which together with the leased Tangible Personal Property comprises all material items of Tangible Personal Property necessary to conduct the business and operations of the Station as now conducted. Except as specified on Schedule 4.10(1) the Company owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by the Company is subject to any Encumbrance, other than Permitted Liens. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. Each item of Tangible Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each item of Tangible Personal Property is adequate for its present and intended uses and operation. All items of transmitting equipment included in the Tangible Personal Property permit the Station to operate in all material respects in compliance with the terms of the FCC Licenses, the rules and regulations of the FCC, and with all other applicable Laws.

                   (2) Schedule 4.10(2) contains a complete and accurate description of all the leased Tangible Personal Property and of the applicable lease creating the Company's interest in the leased Tangible Personal Property, which includes the leases for motor vehicles (collectively, the "Personal Property Leases") and the terms of the Company's interest therein. The Company has good leasehold title to the leased Tangible Personal Property subject to the terms of the applicable Personal Property Lease and free of any Encumbrances, other than Permitted Liens. The Company has delivered to Gray true and complete copies of all of the Personal Property Leases. The owned Tangible Personal Property listed on Schedule 4.10(1) and the leased Tangible Personal Property listed on Schedule 4.10(2) comprise all personal property interests necessary to conduct the business and operations of the Company as now conducted.

                   4.11 Litigation. There are no actions, suits, claims, investigations, or proceedings (legal, administrative, or arbitrative) pending, or to the Company's Knowledge threatened, against the Company, and to the Company's Knowledge no basis for any of the foregoing exists, whether at law or in equity and whether civil or criminal in nature, before or by any Federal, State, municipal, or other court, arbitrator, governmental department, commission, agency, or instrumentality, domestic or foreign, nor are there are any judgments, decrees, or orders of any such court, arbitrator, governmental department, commission, agency, or instrumentality outstanding against the Company. Except as disclosed on Schedule 4.11, no litigation (as described in the preceding sentence) has been pending during the three (3) years prior to the date hereof that, individually or in the aggregate, resulted in losses, damages, costs or expenses (whether or not covered by insurance) in excess of $10,000 or granted any injunctive relief against the Company.

                   4.12 Environmental Matters.

                       (1) To the Company's Knowledge, none of the Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), contains, nor is there present at any such Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), any (i) "hazardous substances" (as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended), (ii) asbestos, (iii) radon gas, (iv) underground storage tanks, (v) items or equipment containing polychlorinated biphenyls in excess of 50 parts per million, (vi) stored, spilled, or leaked petroleum products, or (vii) accumulation of rubbish, debris, or other solid waste; nor is any of the Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), the subject of governmental regulation or liability because of the past release, threat of release, discharge, storage, treatment, generation, or disposal of such substances.

                       (2) To the Company's Knowledge, the Company is in compliance with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its predecessors or any of its current or former subsidiaries has received any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice having been filed or commenced against the Company or any of its predecessors or any of its current or former subsidiaries in connection with its operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                       (3) To the Company's Knowledge, neither the Company nor any of its predecessors or any of its current or former subsidiaries has any liability that could reasonably be expected to have a Material Adverse Effect under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning the (i) release or threatened release of hazardous substances, (ii) pollution, or (iii) protection of the environment.

                       (4) To the Company's Knowledge, all waste containing any hazardous substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors or any of its current or its former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Law, and neither the Company nor the Shareholders have Knowledge of any Environmental Claim (as herein defined) with respect to any such release or disposal.

                       (5) To the Company's Knowledge, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Company or any of its predecessors or any of its current or former subsidiaries has stored, disposed or arranged for the disposal of hazardous substances are identified in Schedule 4.12, and (ii) no polychlorinated biphenyls (PCB's) are used or stored on or in any Real Property owned, leased, operated or managed by the Company or any of its predecessors or any of its current or former subsidiaries.

                       (6) For purposes of this Agreement:

                           (a) "Environmental Claim" shall mean any Litigation
in any court or before or by any Governmental Authority or private arbitrator, mediator or tribunal against the Company (including, without limitation, notice or other communication written or oral by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from
(i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability, or alleged Liability under, or violation or alleged violation under, any Environmental Law.

                           (b) "Environmental Matter" shall mean any matter or
circumstances existing prior to Closing related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any hazardous substance into the environment, or (ii) the treatment, storage, recycling or other handling of any hazardous substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any hazardous substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

                  4.13 Trade Names, Trade Marks, etc. The Company has and owns, or has the right to use, all trademarks, service marks, trade names, business names, copyrights, designs, trade secrets, and know-how used in the operation of the Station, including, but not limited to, the items listed on Schedule 4.13 as a part of the Intangible Property. There are no claims or proceedings pending, or to the Company's Knowledge threatened, against the Company asserting that its use of any Intangible Property infringes the rights of any other Person and the Company has no Knowledge of any use by the Company that may, with notice or passage of time, give rise to such a claim. The Company has not licensed or otherwise assigned any Intangible Property to any third party and, to the Company's Knowledge, there are no existing infringing uses of the Intangible Property by any third parties. All royalties, limitations, restrictions, or other obligations of the Company with respect to the ownership or use of the Intangible Property are set forth on Schedule 4.13.

                  4.14 Governmental Authorization and Compliance With Laws. All governmental licenses, certificates, permits, and approvals required for the conduct of the Company's business as now conducted are listed on Schedule 4.14. The Company has obtained all such licenses, permits, and approvals and all are in full force and effect. The business of the Station has been operated in compliance with all applicable Laws, orders, regulations, policies, and guidelines of all Governmental Authorities (including, without limitation, those relating to FCC matters and environmental laws and regulations), except for violations of such Laws, orders, regulations, policies, and guidelines which do not affect and cannot reasonably be expected to have a Material Adverse Effect on the Station or the business, financial condition, assets, liabilities, results of operations or cash flows of the Company. The Company has received no notice of, and no investigation or review is pending before, or to the Company's Knowledge threatened by, any

Governmental Authority (i) with respect to any alleged violation by the Company of any Law, order, regulation, policy, or guideline of any Governmental Authority related to the operation of the Station, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals, and other authorizations required in connection with the operation of the Station.

                  4.15 FCC Licenses. The Company is now and on the Closing Date will be the holder of the FCC Licenses as listed in Schedule 4.15, with regular unconditional renewals thereof having been granted for the full license term. The FCC Licenses constitute all of the licenses and authorizations required for and/or used in the operation of the Station as now operated, and the FCC Licenses are now and on the Closing Date will be in full force and effect and unimpaired by any act or omission of the Company, or its officers, directors, employees, or agents. There is not now pending, or to the Company's Knowledge, threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability, or a forfeiture or material complaint against the Station or the Company. The Company does not Know of any reason why the FCC would not renew the FCC Licenses in the ordinary course. In the event of any such action, or the filing or issuance of any such order, notice, or complaint or Knowledge of the threat thereof, the Company shall notify Gray of same in writing within five (5) days, and shall take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice, or complaint, and shall pay any sanctions imposed. All material reports, forms, and statements required to be filed by the Company with the FCC with respect to the Station have been filed and are complete and accurate in all material respects. The Station is now and on the Closing Date will be operating in accordance with the FCC Licenses, and in compliance with the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The operation of the Station, including, but not limited to, the Company's use and operation of its existing tower sites, conforms to the standards adopted by the FCC in Guidelines Evaluating the Environmental Effects of Radio Frequency Radiation, Report and Order, IT Docket 93-62 (August 1, 1996) (FCC 96-326), as modified on reconsideration, Second Memorandum Opinion and Order, FCC 97-303 (released August 23, 1997).


                  4.16 Labor Relations.
                       ----------------

                           (1) The Company has paid or made provision for
payment of all salaries and wages of employees accrued through the date of this Agreement. The Company is in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, safety of the workplace, wages and hours, and nondiscrimination in employment, and is not Knowingly engaged in any unfair or illegal employment practice;

                           (2) There is no charge, complaint, other claim,
compliance review, audit or investigation pending before, being conducted by or, to the Company's Knowledge, threatened by any court, agency, arbitral panel or other tribunal alleging, or that could result in an allegation of, unlawful discrimination, unauthorized employment, harassment, any unfair labor practice or violation of any Law or legal principle by the Company relating to any aspect of employment or the workplace, nor to the Company's Knowledge is there a basis for any such claims;

                           (3) There is no labor strike, dispute, slowdown, or
stoppage actually pending or, to the Company's Knowledge, threatened against or involving the Company;

                           (4) There are no collective bargaining agreements
binding on the Company;

                           (5) To Company's Knowledge, no employee
representative or labor organization is seeking to represent the Company's employees or has requested an election or a collective bargaining agreement, nor is the Company currently negotiating or contemplating negotiating such an agreement; and

                           (6) Except as listed specifically on Schedule 4.16,
the Company has no written contract of employment, change of control agreement or other agreement with any employee of the Station, and the Company has no unwritten contract of employment, change of control agreement or other agreement that is not terminable at will without any payment or other obligation on the part of Company or any successor, including Merger Corp.

                  4.17 Insurance. Schedule 4.17 is a true and complete list, showing company and type and amount of coverage, of all insurance policies providing coverage for the Company or the operation of the Station, its employees, or third parties. The Company has provided correct and complete copies of each such policy to Gray on or before the date hereof. The Company is neither in default with respect to any provision of any of its insurance policies nor has it failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover in full under such policies. The Company has complied with the insurance requirements of (i) all leases related to the Station to which it is a party; (ii) all other contracts and agreements to which the Company is a party; and (iii) all Laws.

                  4.18 Accounts Receivable. All accounts receivable of the Company reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid and binding obligations of the account debtors for the full face amount thereof, without discount, offset, or other claim or allowance. The reserve for doubtful accounts contained in the financial statements is adequate to protect the Company from losses by reason of noncollection of such accounts.

                  4.19 Accounts Payable. All accounts payable of the Company reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid debts or obligations of the Company for the full face amount thereof.

                  4.20 Tax Returns, Audits, and Liabilities.

                           (1) The Company has: (i) timely filed all Tax Returns
in accordance with all applicable laws (including any applicable extensions);
(ii) paid all Taxes shown to have become due pursuant to such Tax Returns; (iii) properly accrued for all Taxes due or payable in respect of the current period in the Financial Statements; and (iv) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, other than Taxes being contested in good faith, as identified on
Schedule 4.20 for which an adequate reserve has been established. All such Tax Returns are true and correct in all material respects and reflected the true facts regarding the income, business, assets, operations, activities, and status of the Company and any other information required to be shown therein.

                           (2) Except as disclosed on Schedule 4.20, in the past
five (5) years, none of the Company's Tax Returns has been audited by any Governmental Authority. There is no action, suit, proceeding, investigation, audit, claim, or assessment pending or proposed with respect to Taxes or with respect to any Tax Return for the Company; (ii) there are no liens for Taxes upon the assets of the Company, other than liens for taxes not yet past due;
(iii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remains in effect; and (iv) there are no Tax rulings, request for rulings, or closing agreements relating to the Company that could affect its liability for Taxes for any period after the Closing Date.

                  4.21 Bank Accounts. All of the Company's bank accounts, and the names of all authorized signatories on all such accounts are set forth on
Schedule 4.21 to this Agreement.

                  4.22 Certain Contracts.

                           (1) Except as listed on Schedule 4.22:

                               (a) the Company does not have any employment
agreements or any incentive compensation, profit-sharing, stock option, stock appreciation rights, stock purchase, savings, deferred compensation, retirement, pension, or other plans or benefit arrangements or practices with or for the benefit of any officer, employee, or any other person, or any consulting agreement or other arrangement with any officer, employee, former officer, or former employee;

                               (b) no officer, director or Shareholder of the
Company has any other agreement with the Company or any interest in any real, personal, or intellectual property used in or pertaining to the operation of the Station; and

                               (c) except for contracts for the sale of
advertising time entered into in the normal course of business, the Company is not a party to or bound by any contract, commitment, purchase order, or sales order, oral or written, related to the operation of the Station. All leases, agreements, licenses, or instruments to which the Company is a party are in full force and effect and are binding obligations of the parties thereto, and no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or the giving of notice or both, might constitute a material default or a basis for acceleration of any obligation, force majeure, or other claim of excusable delay or nonperformance thereunder or in respect thereof, whether on the part of the Company or any other party. In connection with the Merger or otherwise, there are no consents, approvals, notifications, or other actions required to be taken pursuant to the terms of any contract or commitment to which the Company is a party, except as described on Schedule 4.22.

                           (2) Schedule 4.22 contains a list and correct and
complete copies of the following contracts and agreements:

                               (a) all powers of attorney given by the Company;

                               (b) all programming and network affiliation
agreements of the Company or that relate to the Station;

                               (c) all Tradeout Agreements; and

                               (d) any contract or agreement that (i) provides
for monthly payments in excess of $1,000 or yearly payments in excess of $12,000; (ii) requires performance by the Company of any obligation for a period of time extending beyond six (6) months from the Effective Time or is not terminable by the Company without penalty upon sixty (60) days or less notice;
(iii) evidences, creates or guarantees indebtedness of the Company; or (iv) guarantees or endorses the liabilities or obligations of any other Person.

                  4.23 Employees. Schedule 4.23 is a true and complete list of all personnel employed by the Company as of the date of this Agreement, including the names and current addresses of all such persons, their job classifications, rates of pay, length of service, and a brief description of the employment benefits provided to them, including group insurance, vacation, severance, health and accident benefits, and retirement pay, if any.

                  4.24 Employee Benefit Plans.

                           (1) Schedule 4.24 contains an accurate and complete
list of each employee benefit plan established, maintained, or contributed to by the Company. Each such plan is maintained and administered in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable Laws, its governing documents and any oral or written communications from the Company to any participant in or beneficiary of such plan. Neither the Company nor any such employee benefit plan is liable for any material fine, excise tax, or loss of income tax deduction with respect to the operation of any such employee benefit plan. No reportable event, as defined in Section 4043 of ERISA, that could have a Material Adverse Effect on the Company, has occurred with respect to any employee benefit plan of the Company. The consummation of the transactions contemplated by this Agreement will not result in any withdrawal liability on the part of the Company under a multi-employer plan. No plan or benefit arrangement established or maintained by the Company or to which the Company is obligated to contribute has any "accumulated funding deficiency" as defined by ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. There are no material claims (other than routine claims for benefits), lawsuits or governmental proceedings pending or, to the Company's Knowledge, threatened with respect to any employee benefit plan of the Company. No claims or liabilities in respect of any of the Company's employee benefit plans shall be imposed upon Gray or Merger Corp. as a result of the transactions described herein.

                           (2) The Company has filed all returns and reports
required to be filed with respect to its employee benefit plans, and has paid or made provision for the payment of all fees, interest, penalties, assessments, or deficiencies that may have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties, and assessments that are payable by or for the Company have been timely reported, fully paid, and discharged. There are no unpaid fees, penalties, interest, or assessments due from the Company relating to any employee benefit plan that are or could become an Encumbrance on any assets of the Station or are otherwise material. The Company has furnished to Gray true and complete copies of all documents setting forth the terms and funding of each employee benefit plan.

                           (3) The Company is not liable for any welfare
benefits (as defined in ERISA Section 3(1)) to its employees or other individuals associated with the Company after retirement or other separation from service other than to the extent required by Code Section 4980B and Part VI of Title I of ERISA (COBRA).

                           (4) For purposes of this Section 4.24, "Company"
means the Company and any entity which, together with the Company, would be treated as a single employer under Section 414(n) of the Code.

                  4.25 No Brokers. Neither the Company nor any of its Shareholders has employed any brokers or finders, or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby, and the Shareholders agree to hold Gray and Merger Corp. harmless from any claim relating to such fees or compensation made by the Company or the Shareholders or anyone employed by the Company or the Shareholders.

                  4.26 Computer Software and Database. All computer software licensed, leased or otherwise used in connection with the Station is standard, pre-packaged and licensed and none of such computer software is proprietary, internally developed or owned by the Company. The Company has, and upon consummation of the transactions contemplated by this Agreement, Merger Corp. will have, all computer software and databases that are necessary to operate the Station as presently conducted by the Company and all documentation and necessary licenses relating to all such computer software and databases.

                  4.27 Interested Transactions. Except as set forth in Schedule 4.27, the Company is not a party to any contract or other transaction with any Affiliate of the Company, any Related Party of any Affiliate of the Company (other than as a Shareholder or employee of the Company), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 4.27, none of the Persons described in the first sentence of this Section 4.27 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally (individually or in the aggregate), five percent (5%) or more of the equity or voting interests of any Person that competes with the Company or the Station.

                  4.28 Full Disclosure. No statement contained herein or in any document, certificate, or other writing furnished or to be furnished by the Company to Gray pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading. The due diligence materials delivered by the Company to Gray and Merger Corp. are correct and complete in all material respects and do not omit any material facts necessary to make the facts disclosed by such materials not misleading.

                  4.29 Reliance and Survival. The foregoing representations and warranties have been made by the Company with the knowledge and expectation that Gray and Merger Corp. are placing complete reliance thereon, and all such representations and warranties shall survive the Closing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER CORP.

                  Each of Gray and Merger Corp. represents and warrants to the Company as follows:

                  5.1 Organization and Existence. Each of Gray and Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Georgia and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

                  5.2 Authorization and Validity. Each of Gray and Merger Corp. has the full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated on its part hereby and to consummate the transactions contemplated on its part hereby and thereby; each of Gray's and Merger Corp.'s execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors; and this Agreement has been duly executed and delivered and constitutes the valid and binding agreement of each of Gray and Merger Corp. enforceable in accordance with its terms.

                  5.3 Noncontravention. Neither the execution nor delivery of this Agreement by either Gray or Merger Corp. nor the consummation by either Gray or Merger Corp. of the transactions contemplated hereby and thereby will violate any provision of the Articles of Incorporation or Bylaws of either Gray or Merger Corp., or of any other material instrument, agreement, order, or decree binding on either Gray or Merger Corp. the effect of which violation would be the prevention, delay, avoidance, or voidableness of this Agreement or the transactions contemplated hereby.

                  5.4 Consents, Approvals. Except for filings with and approvals of the transactions contemplated hereby by the FCC and expiration of applicable waiting periods under the HSR Act, neither Gray nor Merger Corp. is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any Governmental Authority or any other third party in connection with consummation by either Gray or Merger Corp. of the transactions contemplated hereby.

                  5.5 No Brokers. Other than an approximately 1% fee paid by Gray to Bull Run Corporation (which does not affect the Merger Consideration hereunder), neither Gray nor Merger Corp. has employed any brokers or finders or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby and each of Gray and Merger Corp. agrees to hold the Company harmless from any claim relating to such fees or compensation made by either Gray or Merger Corp. or anyone employed by either of them.

                  5.6 Capitalization.

                           (1) The authorized capital stock of Gray consists of
15,000,000 shares of Gray Common Stock, 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"), and 20,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), of which as of March 11, 1999 there were issued and outstanding 5,125,465 shares of Gray Common Stock, 6,832,042 shares of Class A Common Stock and 1,000 shares of Series A Preferred Stock and 350 shares of Series B Preferred Stock. As of December 31, 1998, 135,080 issued shares of Gray Common Stock, 1,129,532 issued shares of Class A Common Stock and no shares of Preferred Stock were held as treasury shares. All issued shares of Gray Common Stock, Class A Common Stock and Preferred Stock are duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of Gray Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person.

                           (2) All outstanding shares of capital stock of the
consolidated subsidiaries of Gray (the "Gray Subsidiaries") (A) are owned by Gray or a wholly owned subsidiary of Gray, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature except for pledge of the capital stock of the Gray Subsidiaries to secure certain debt of Gray, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Gray Subsidiaries, or contracts, understandings or arrangements to which Gray or a Gray Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Gray Subsidiary.

                           (3) As of the date hereof, the authorized capital
stock of Merger Corp. consists of 1,000 shares of common stock, no par value per share, all of which were duly authorized and validly issued and are fully paid and nonassessable and are owned by Gray.

                  5.7 SEC Filings; Financial Statements. Gray and each of the Gray Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Gray with the SEC since January 1, 1998, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Gray SEC Filings." As of the respective dates of their filing with the SEC, the Gray SEC Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        Each of the consolidated financial statements (including any related notes or schedules) included in the Gray SEC Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the SEC. Such consolidated financial statements fairly present the consolidated financial position of Gray and the Gray Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

                  5.8 Financial Ability. Gray has the financial ability to close the transactions contemplated under this Agreement, and will close those transactions according to the terms of, and subject to the conditions contained in, this Agreement.

SECTION 6. FCC APPROVAL.

                  6.1 Filing and Prosecution of Application. Within ten (10) days after the execution of this Agreement, Gray and the Company shall each file applications with the FCC requesting the transfer and assignment of the FCC Licenses of the Station from the Company to Merger Corp. or its assignee (the "Assignment Application"). Gray and the Company shall take all steps reasonably necessary to the expeditious prosecution of the Assignment Application to a favorable conclusion, using their commercially reasonable best efforts throughout. The parties acknowledge that the Assignment Application to be filed by Gray will need to include a request for satellite designation of KBTX-TV so as to authorize continued common control of KBTX-TV and KWTX-TV, and Gray agrees to prepare and file said request contemporaneously with its Assignment Application.

                  6.2 Expenses. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Assignment Application and in connection with the prosecution of such application. The Company and Gray will divide and pay equally any filing fee or grant fee imposed by the FCC.

                  6.3 Time for FCC Consent. If the FCC rejects the Assignment Application for incompleteness, it shall be completed by the party (or parties) whose portion of the Assignment Application was incomplete and then shall be promptly resubmitted. If the Assignment Application is rejected by the FCC for a reason which precludes resubmission, this Agreement shall terminate without notice or other action by the parties. If the FCC accepts the Assignment Application, whether as initially filed or as resubmitted, then, if the FCC has not given its written consent to the transfer of the FCC Licenses by December 31, 1999, the time for FCC consent shall be automatically extended until May 31, 2000, so long as no party is otherwise in default hereunder. In the event that the FCC consent has not been granted on or before May 31, 2000, either party may terminate this Agreement pursuant to Section 13.4. If the Closing has not occurred prior to August 15, 1999, the Company shall apply to the FCC prior to such date for all necessary authorizations to construct and operate digital television facilities on or before May 1, 2002.

                  6.4 Control of Station. Until the Closing, Gray shall not, directly or indirectly, control, supervise, or direct the operation of the Station, but such operation shall be the sole responsibility of the Company. Pending the Closing, Gray shall not represent that it is acting as agent or representative of the Company in connection with the operation of the Station or any personnel actions affecting the Station's employees.

                  6.5 No Reversion of Licenses. Neither the Shareholders, nor any person affiliated with the Shareholders, has retained any right of reversion of the FCC Licenses. Further, no person affiliated with the Shareholders has the right to a reassignment of the FCC Licenses in the future, and the Shareholders or their affiliates have not reserved the right to use the facilities of the Station for any period whatsoever. There is no contract, arrangement, or understanding, express or implied, pursuant to which, as consideration or partial consideration for the transactions contemplated hereby, such rights as stated above are retained.

                  6.6 Regulatory Matters. Gray and the Shareholders will cooperate and use their best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party shall be primarily responsible for accomplishing all such matters applicable to it (or them) but shall take all such further action in that regard as the other party shall reasonably request.

SECTION 7. SPECIAL COVENANTS AND AGREEMENTS.

                  7.1 HSR Act. Within thirty (30) days after the execution of this Agreement, each of the Company and Gray shall make the filings required by the HSR Act. The Company and Gray (i) will cooperate with each other in connection with such HSR Act filings by furnishing each other with any information or documents that may be reasonably required in connection with such filing; (ii) will promptly file, after any request by the Federal Trade Commission ("FTC") or Department of Justice ("DOJ") and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (iii) will furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ. The consummation of the transactions described in this Agreement is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate Governmental Authorities without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby. The Company and Gray shall share equally in the payment of filing fees required for the HSR Act filings. In addition, Gray shall make its legal counsel available to the Company to assist in the preparation of the Company's filings required by the HSR Act and Gray shall pay the first $10,000 of the fees of its legal counsel incurred in connection with the Company's HSR filings.

                  7.2 Confidentiality. Except as necessary for the consummation of the transactions contemplated by this Agreement, except as and to the extent required by law or securities filings, and except as permitted by Section 7.10, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

                  7.3 Cooperation. Gray and the Company shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Gray and the Company shall execute such other documents as may be necessary and desirable to implement and consummate this Agreement, and shall otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement, including without limitation accomplishing the events listed in
Section 13.6 by the dates identified in such Section.

                  7.4 Access to Books and Records. Gray shall provide the Shareholder Representatives reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the Company.

                  7.5 Certain Investments. Prior to the Closing, the Company will liquidate any and all investment securities and cash equivalents which it owns so that the current assets of the Company at the time of the Closing will consist only of cash, accounts receivable and prepaid expenses. Prior to the Closing, Employee accounts will be liquidated or written off at the election of the Company.

                  7.6 Acquisition Proposals. None of the Shareholders, the Company or any of its officers and directors shall, and the Company and each of the Shareholders will use its best efforts to cause its respective employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or the Shareholders) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company, or any purchase of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

                  7.7 Meetings of Shareholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of the Shareholders (the "Shareholder Meeting") as promptly as practicable to consider and vote upon the approval of the Merger.

                  7.8 Meetings of Gray and Merger Corp. Shareholders. Gray and Merger Corp. will each take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Merger, and to convene subsequent meetings of its shareholders as necessary to consider and vote upon such other matters as may be required by this Agreement.

                  7.9 Registration Statements.

                           (1) Gray will, at its sole cost and expense, as
promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 or other appropriate form (the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Gray Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable, prepare a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and form of proxy, in connection with the vote of the Company's Shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's Shareholders, is herein called the "Proxy Statement/Prospectus"). Gray and the Company will use their commercially reasonable best efforts to have or cause the Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Shareholders at the earliest practicable date including without limitation, by providing to Gray all financial statements, financial information and business information required or desirable for the Registration Statement and the Proxy Statement/Prospectus.

                           (2) Gray will, at its sole cost and expense, as
promptly as practicable after the Closing Date, prepare and file with the SEC a registration statement on Form S-3 or other appropriate form (the "Resale Registration Statement"), containing a prospectus, in connection with the registration under the Securities Act of the resale by the Shareholders of the Gray Common Stock issued in the Merger that are not otherwise eligible for public resale without limitation without an effective resale registration statement. Gray and the Company will use their commercially reasonable best efforts to have or cause the Resale Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company and the Shareholders will provide to Gray all financial statements, financial information and business information required or desirable for the Resale Registration Statement. In the event that the Company and the Shareholders whose Gray Common Stock is to be resold under the Resale Registration Statement do not comply with the terms of this Section 7.9(2), including without limitation, by providing information regarding such selling Shareholders, the Company, Brazos Broadcasting Company and the means of distribution of all Gray Common Stock to be resold pursuant thereto, then Gray automatically shall be excused from its obligations pursuant to this Section 7.9(2). Notwithstanding any other provision of this Section 7.9 to the contrary, Gray shall not pay for, or otherwise be responsible for, any brokerage or similar expenses associated with the resale of any of the Gray Common Stock. Promptly upon request from Gray no more frequently than once each 12 month period, the Shareholder Representative shall provide Gray with the identity of such Shareholder who has resold any of the Gray Common Stock issued in the Merger and the number of shares of Gray Common Stock sold by each such Shareholder. Gray shall use its commercially reasonable best efforts to keep the Resale Registration Statement effective until the earlier of (i) the date on which all of the Gray Common Stock initially covered by the Resale Registration Statement has been sold by the Shareholders or (ii) the date on which all of the Gray Common Stock initially covered by the Resale Registration Statement is eligible for public resale without limitation without an effective resale registration statement. During such time as the effectiveness of the Resale Registration Statement is required to be maintained pursuant to the preceding sentence, Gray timely shall make all filings with the SEC and the NYSE necessary to maintain the effectiveness of the Resale Registration Statement.

                           (3) Gray shall cause (i) the Registration Statement
and the Resale Registration Statement to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and (ii) the Registration Statement and the Resale Registration Statement (except with respect to information concerning the Company and the Brazos Broadcasting Company furnished in writing by or on behalf of the Company specifically for use therein, for which information the Shareholders shall be responsible) and the Proxy Statement (but only with respect to information concerning Gray and the Gray Subsidiaries furnished in writing by or on behalf of Gray specifically for use therein, for which information Gray shall be responsible) to not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Gray will advise the Company in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement or the Resale Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

                           (4) Prior to Closing, the Company will indemnify
Gray, its directors, officers, employees and agents, and each Person who controls Gray within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Gray and such directors, officers, employees and agents and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement in reliance upon and in conformity with information furnished to Gray by the Company or any of the Shareholders for use therein.

                           (5) After Closing, each of the Shareholders will
indemnify the Company and Gray, each of their respective directors, officers, employees and agents, and each Person who controls the Company or Gray within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and Gray and such directors, officers, employees and agents and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement in reliance upon and in conformity with information furnished to Gray by the Company or any of the Shareholders for use therein.

                  7.10 Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement.

                  7.11 Registration and Listing of Gray Common Stock. Gray will use its commercially reasonable best efforts to file the Registration Statement with respect to the Gray Common Stock to be issued pursuant to this Agreement under the applicable provisions of the Securities Act, and Gray will use its commercially reasonable best efforts to cause the Gray Common Stock to be issued pursuant to this Agreement to be listed for trading on the NYSE.

                  7.12 Supplying of Financial Statements. The Company shall deliver to Gray within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of the Company for each calendar month ending subsequent to December 31, 1998 and prior to the Closing Date in the format historically utilized internally by the Company and, to the extent applicable, within ninety (90) days following the end of each year true and completed copies of annual audited financial statements of the Company for each year subsequent to 1998.

                  7.13 Supplements to Schedules. The Company shall from time to time after the date hereof, supplement or amend the Schedules referred to in
Section 4 with respect to any matter
arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Gray may unilaterally extend the Closing Date if necessary to allow Gray ten
(10) business days to review such supplements to the Schedules prior to the Closing Date. If, in Gray's reasonable determination, any such supplements to the Schedules reveal any Material Adverse Change, or any condition or event that reasonably threatens to result in a Material Adverse Change, Gray shall give written notice to the Company of its determination. The Company shall then have a period of ten (10) business days to reasonably satisfy Gray that there has been no Material Adverse Change, or to remedy such Material Adverse Change, or such condition or event, to Gray's reasonable satisfaction. If, following such ten (10) business day cure period, in Gray's reasonable determination, such Material Adverse Change, or such condition or event that reasonably threatens to result in a Material Adverse Change, still exists, Gray may terminate this Agreement pursuant to Section 13.5.

                  7.14 Affiliates of the Company. Prior to the Closing Date, the Company shall deliver to Gray a letter identifying all Persons who are reasonably and in good faith believed to be, at the time of the Shareholder Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each Person who is so identified as an affiliate to deliver to Gray, on or prior to the Closing Date, a written agreement, in form reasonably satisfactory to Gray, that such Person will not offer to sell or otherwise dispose of any of the shares of Gray Common Stock issued in connection with the Merger in violation of the Securities Act.

SECTION 8. CONDITIONS PRECEDENT FOR THE COMPANY.

                  The Company's obligation to effect the Merger shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

                  8.1 Representations and Warranties. The representations and warranties of Gray and Merger Corp. contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and Gray and Merger Corp. shall have delivered to the Shareholder Representatives a certificate, signed by the Chairman or the President of Gray and Merger Corp. and dated the Closing Date, to such effect.

                  8.2 Performance of this Agreement. Each of Gray and Merger Corp. shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Gray and Merger Corp. shall have delivered to the Company and its counsel all of the documents specified or required to be delivered in accordance with the provisions hereof.

                  8.3 Proceedings. All corporate and other proceedings to be taken by Gray and Merger Corp. in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

                  8.4 FCC Consent. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to the Company or the Shareholders and (unless waived by the Company) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of the Company or Merger Corp. related to the Station, or any material loss or disadvantage to the Company or Merger Corp., upon the consummation of the transactions contemplated hereby, shall have been obtained or made.

                  8.5 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

                  8.6 Expiration of HSR Waiting Periods. All applicable waiting periods, including any extensions thereof, relating to the HSR Act, shall have expired or otherwise terminated.

                  8.7 Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

                  8.8 Legal Opinion. The Company shall have received a favorable opinion from Alston & Bird LLP, Heyman & Sizemore or Proskauer Rose LLP (or a combination thereof), counsel for Gray and Merger Corp., dated as of the Closing Date, in form and substance satisfactory to the Company, to the effect that:

                           (1) each of Gray and Merger Corp. is a corporation
duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own and operate its properties and to carry on its business as being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement;

                           (2) all necessary corporate, stockholder and other
action has been taken on the part of each of Gray and Merger Corp. to authorize and approve this Agreement and the transactions contemplated hereby; and this Agreement has been duly executed and delivered by each of Gray and Merger Corp.;

                           (3) Gray has full legal power and authority to issue
and deliver the shares of Gray Common Stock to the Shareholders in the manner contemplated by this Agreement; such shares are duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable and free of any lien, encumbrance, equity or claim created or suffered to exist by Gray or Merger Corp.;

                           (4) the execution, delivery and performance of this
Agreement by Gray and Merger Corp. and the consummation by Gray and Merger Corp. of the transactions contemplated by this Agreement (i) will not result in a breach or violation by Gray or Merger Corp. of, or constitute a default by Gray or Merger Corp. under, any statute, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument included as an exhibit to the Gray SEC Filings to which Gray or any of its subsidiaries, including Merger Corp., is a party or by which Gray or any of its subsidiaries is bound or the Certificate or Articles of Incorporation or Bylaws of Gray or any of its subsidiaries and (ii) do not require any consents, approvals, authorizations, registrations or filings by Gray or Merger Sub that have not been obtained or completed;

                           (5) the shares of Gray Common Stock which will be
delivered to the Shareholders pursuant to this Agreement are authorized for listing on the New York Stock Exchange upon official notice of issuance; and the stockholders of Gray have no preemptive rights with respect to such shares;

                           (6) the Registration Statement with respect to the
shares of Gray Common Stock which will be delivered to the Shareholders pursuant to this Agreement has become effective; to the best of such counsel's knowledge no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC;

                           (7) except only for matters set forth in the
Agreement or Schedules thereto or in the Gray SEC Filings, to the best of such counsel's knowledge there is no legal action or governmental proceeding or investigation pending or threatened against or affecting Gray or any of its subsidiaries or their respective businesses, properties, assets or goodwill which if determined adversely to Gray or any of its subsidiaries would individually or in the aggregate have a material adverse effect on the consolidated financial condition or results of operations of Gray or would materially adversely affect or prevent the Merger;

                           (8) as of the effective time specified in the
Certificate of Merger each issued and outstanding share of Company Common Stock will be converted into the consideration provided in Section 3.1 of the Agreement.

        In addition, such opinion shall state that such counsel has participated in the preparation of the Registration Statement and in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, and representatives of the Shareholders, at which the contents of the Registration Statement and related matters were discussed and, although such counsel has made certain inquiries and investigations in connection with the preparation of the Registration Statement, such counsel did not independently verify the accuracy or completeness of the statements made in the Registration Statement and the limitations inherent in the role of outside counsel are such that such counsel cannot and does not assume responsibility for or pass on the accuracy and completeness of such statements, except insofar as such statements relate to such counsel and to the extent set forth in certain specified paragraphs of the Registration Statement. Subject to the foregoing, such counsel shall state to the Shareholders that such counsel's work in connection with this matter did not disclose any information that caused such counsel to believe that the Registration Statement as of its date or as of the Effective Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading (other than financial statement and other information of a statistical or financial nature which are or should be contained therein and other than FCC and other regulating matters, as to which such counsel need express no view).

                  8.9 Tax Opinion. Unless Gray and Merger Corp. exercise the Cash Election Option described in Section 3.1(3) above, the Company shall have received an opinion from King & Spalding or such other tax counsel as is reasonably acceptable to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                               (i) No gain or loss should be recognized by Gray,
the Company or Merger Corp. as a result of the Merger; and

                               (ii) No gain or loss should be recognized by the
Shareholders to the extent that they exchange their Company Common Stock for Gray Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Gray Common Stock).

                  In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Gray, the Company and Merger Corp. and others.

                  8.10 NYSE Listing. The shares of Gray Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange.

                  8.11 Voting Agreement and Irrevocable Proxy. Simultaneously with the execution of this Agreement, each of Hilton H. Howell, Jr., Robert S. Prather, Jr., J. Mack Robinson, Harriet J. Robinson and Bull Run Corporation shall enter into a Voting Agreement and Irrevocable Proxy in form and substance reasonably acceptable to the Company.

SECTION 9.     CONDITIONS PRECEDENT FOR GRAY AND MERGER CORP.

                  Gray's and Merger Corp.'s obligations to effect the Merger shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

                  9.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date, and the Company shall have delivered to Gray and Merger Corp. a certificate, signed by the Chairman or the President of the Company and dated the Closing Date, to such effect.

                  9.2 Performance of this Agreement. The Company and the Shareholders shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and the Company and the Shareholders shall have delivered to Gray and Merger Corp. and their counsel all of the instruments of transfer, certificates, Exhibits, Schedules, and other documents specified or required to be delivered in accordance with the provisions hereof.

                  9.3 Proceedings. All corporate and other proceedings to be taken by the Company, its Board of Directors and the Shareholders in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Gray and Merger Corp., and Gray and Merger Corp. shall have received all such counterpart originals or certified or other copies of such documents as Gray may reasonably request.

                  9.4 FCC Consent. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to Gray or Merger Corp. and (unless waived by Gray) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of the Company or Merger Corp. related to the Station, or any material loss or disadvantage to Gray or Merger Corp., upon the consummation of the transactions contemplated hereby, shall have been obtained or made. Gray hereby agrees that a determination by the Mass Media Bureau of the FCC that KBTX-TV is a satellite of KWTX-TV does not constitute an adverse condition. The Company hereby agrees that a determination by the Mass Media Bureau of the FCC that KBTX-TV is not a satellite of KWTX-TV does constitute an adverse condition.

                  9.5 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Gray's ownership or control of the Company, the Station or Merger Corp., and there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

                  9.6 Opinions of Counsel for the Company. Gray and Merger Corp. shall have received opinions from Deaver & Deaver, counsel to the Company, and from Dennis Kelly, special FCC counsel to the Company, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits F and G, respectively.

                  9.7 Title Insurance Policies. Gray or Merger Corp., at Gray's sole cost and expense, shall have received standard form policies of owner's or lessee's title insurance, issued by a title insurance company doing business in the state in which such property is located, acceptable to Gray, insuring the Company's title as owner or as lessee, as the case may be, with current survey coverage, based on a current ALTA Survey, in form and substance reasonably satisfactory to Gray, in all of the Real Property in amounts specified by Gray, containing only those exceptions, conditions, and reservations acceptable to Gray and its counsel in their reasonable discretion (collectively, the "Permitted Exceptions"), together with legible copies of the documents creating the Permitted Exceptions.

                  9.8 Environmental Audit.

                           (1) Gray, at Gray's sole cost and expense, shall have
received the written results of an environmental audit, prepared at the direction of Gray, confirming that:

                               (i) The Real Property does not contain any
hazardous wastes, hazardous substances, toxic substances, hazardous air pollutants, or toxic pollutants, as those terms are defined in state and federal environmental laws and regulations promulgated pursuant to such laws, in amounts which are in violation of such laws or regulations;

                               (ii) No part of the Real Property is currently or
potentially subject to any federal, state, or local compliance or enforcement action, clean-up action, or other action because of the presence of stored, leaked, spilled, or disposed petroleum products, waste materials or debris, "PCB's" or "PCB items," underground storage tanks, "asbestos," or any dangerous, hazardous, or toxic substance as defined in or regulated by any federal or state or local laws, regulations, or orders;

                               (iii) No part of the Real Property has been
filled with debris, garbage, stumps, or other similar waste materials; and

                               (iv) No condition currently exists on the Real
Property, whether owned or leased, which is or may be characterized by any federal, state, or local government or agency as an actual or potential threat or danger to public health or the environment.

                           (2) If the environmental audit obtained by Gray
recommends remedial measures to clean up contamination identified in the environmental audit, the Company may complete the remedial measures at its sole cost and expense so long as such cost and expense is less than the Working Capital Surplus of the Company, in which case, the time for the Closing hereunder shall be extended up to 120 days as reasonably necessary to allow for such remediation. If the Company refuses to complete such remedial measures, Gray may, at Gray's option,

                               (i) complete the remedial measures at Gray's sole
cost and expense, in which case, the time for Closing hereunder shall be extended as reasonably necessary to allow for such remediation and the cash portion of the Merger Consideration shall be reduced by such cost and expense, or

                               (ii) cancel and terminate this Agreement without
further liability to Gray or the Company.

                  9.9 Expiration of HSR Waiting Periods. All applicable waiting periods, including any extensions thereof, relating to the HSR Act, shall have expired or otherwise terminated.

                  9.10 Consummation of Related Transactions. All conditions and approvals necessary for the consummation of related transactions under the KBTX Agreement shall have occurred or been performed or fulfilled, so that the transactions described under this Agreement can be closed simultaneously with or immediately prior to the closing under the KBTX Agreement.

                  9.11 Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

                  9.12 Tax Opinion. Unless Gray and Merger Corp. exercise the Cash Election Option described in Section 3.1(3) above, Gray and Merger Corp. shall have received an opinion from King & Spalding or such other tax counsel as is reasonably acceptable to Gray and Merger Corp., dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                               (i) No gain or loss should be recognized by Gray,
the Company or Merger Corp. as a result of the Merger; and

                               (ii) No gain or loss should be recognized by the
Shareholders who exchange their Company Common Stock for Gray Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Gray Common Stock).

                  In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Gray, the Company and Merger Corp. and others.

                  9.13 NYSE Listing. The shares of Gray Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange.

                  9.14 Gray Shareholder Approval. The shareholders of Gray shall have approved the issuance of the Gray Common Stock as required by this Agreement.

                  9.15 Affiliates of the Company. On or prior to the Closing Date, Gray shall have received the agreements and instruments referred to in
Section 7.13.

                  9.16 Voting Agreement and Irrevocable Proxy. Simultaneously with the execution of this Agreement, each Shareholder of the Company who is an officer or director of the Company or who holds at least 5% of the outstanding Company Common Stock shall enter into a Voting Agreement and Irrevocable Proxy in form and substance reasonably acceptable to Gray and Merger Corp.

                  9.17 Shareholder Approval. This Agreement and the merger contemplated hereby shall have been approved by an affirmative vote of all of the Shareholders.

                  9.18 Due Diligence and Schedules. Gray and Merger Corp. shall be reasonably satisfied with their due diligence review of the Company and the Station, including the information disclosed on the Schedules. This condition shall be deemed to have been satisfied if notice to the contrary has not been given to the Company no later than ten (10) business days after receipt by Gray and Merger Corp. of all of the due diligence information reasonably requested by the them and receipt by Gray and Merger Corp. of all of the Schedules.

SECTION 10. CLOSING.

                  10.1 Deliveries by the Company. At the Closing, Gray will release and pay or cause the payment of the Merger Consideration upon receipt of the following instruments and documents executed by the Company, where appropriate, in form and content satisfactory to Gray and its counsel:

                           (1) All original minute book(s) and stock transfer
book(s) of the Company;

                           (2) The corporate seal of the Company;

                           (3) A true and complete copy of the Articles of
Incorporation of the Company and all amendments thereto certified by its state of incorporation;

                           (4) A Certificate of Account Status for the Company
from the Texas Comptroller of Public Accounts, dated no more than thirty (30) days prior to the Closing Date;

                           (5) A true and complete copy of the Bylaws and all
amendments thereto of the Company certified by its secretary;

                           (6) A certificate of the secretary of the Company
stating that the Articles of Incorporation have not been amended since the date of the certificate described in Subsection 10.1(3) above and that nothing has occurred since the date of issuance of the Certificate of Account Status specified in Subsection 10.1(4) above that would adversely affect the Company's corporate existence or good standing;

                           (7) The Closing Certificate referred to in Section
9.1 of this Agreement;

                           (8) An Owner's and Contractor's Affidavit and such
other form documents, instruments or information as may be requested by the title insurance company which is providing owner's or lessee's title insurance coverage for the Real Property;

                           (9) The opinions of the Company's counsel and the
Company' special FCC counsel; and

                           (10) Such other documents as Gray or its Counsel may
reasonably request for the complete fulfillment of the Company's and the Shareholders' obligation hereunder.

                  10.2 Postponement of Closing Date.

                           (1) If either the average Market Value (as defined in
Section 3.2(1)(ii)) during the Valuation Period (as defined in Section 3.2(1)(iii)) or the Market Value at the Closing Date is less than $10 per share and additional shares of Gray Common Stock are required to be issued pursuant to
Section 3.2(7), Gray may unilaterally extend the Closing Date for as much time as reasonably may be required to allow Gray to obtain approval of Gray's shareholders for the issuance of additional shares of Gray Common Stock sufficient to allow the Closing to occur and to effect the registration of such Gray Common Stock under the Securities Act and the listing of such Gray Common Stock for trading on the NYSE.

                           (2) In the event that Gray and Merger Corp. elect in
their sole and absolute discretion to pay the Merger Consideration pursuant to the Cash Election Option (as defined in Section 3.1(3)), Gray in its sole and absolute discretion may unilaterally extend the Closing Date for thirty (30) days from the time of the exercise of the Cash Election Option.

SECTION 11. INDEMNIFICATION.

                  11.1 By the Shareholders. After the Closing Date, to the limit of the Escrow Fund described in Section 11.4, below, the Shareholders shall indemnify and hold harmless each of Gray and Merger Corp. and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns against:

                           (1) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from a breach of any representation or warranty of the Company or the Shareholders contained in this Agreement;

                           (2) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from a breach of any agreement of the Company or the Shareholders contained in this Agreement;

                           (3) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from any debt, obligation, or liability of the Company not specifically and expressly reflected on the Company's December 31,

1998 Balance Sheet, or if incurred in the ordinary course of business thereafter, on the Final Balance Sheets, including any Taxes relating to the period ending on the Closing Date;

                           (4) any damages, losses, obligations, liabilities,
claims, actions or causes or action sustained or suffered by Gray or Merger Corp. and arising from a breach of any representation, warranty or agreement of the Company or the Shareholders relating to the sale of the Brazos Shares or arising under corresponding provisions of this Section 11 contained in the KBTX Agreement;

                           (5) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from any Environmental Claim or any Environmental Matter;

                           (6) all ordinary and necessary costs, expenses, or
settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by Gray in connection with any action, claim, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

The Company and the Shareholders acknowledge and agree that the provisions of this Section 11 are intended to complement corresponding provisions of the KBTX Agreement so that Gray and Merger Corp. shall be entitled to indemnification for and recovery of any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Gray or Merger Corp. on account of acquisition of Brazos Broadcasting Company, payable one-half from the Shareholders and one-half from the persons named as the Shareholders in the KBTX Agreement, on a several and pro-rata basis.

                  11.2 By Gray and Merger Corp. After the Closing Date, to the limit of the amount of the Escrow Fund, from time to time, described in Section
11.4 below, each of Gray and Merger Corp. shall indemnify and hold harmless the Shareholders and their respective successors and permitted assigns against:

                           (1) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by the Shareholders and arising from a breach of any representation or warranty of Gray or Merger Corp. contained in this Agreement;

                           (2) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by the Shareholders and arising from a breach of any agreement of Gray or Merger Corp. contained in this Agreement;

                           (3) any damages, losses, obligations, liabilities,
claims, actions, or causes of action sustained or suffered by the Shareholders and arising from (a) any debt, obligation, or liability of the Company properly reflected on the Final Balance Sheets; or, (b) the conduct of the business of the Company after the Closing Date;

                           (4) any taxes incurred by the Company, Gray or Merger
Corp., resulting from the merger contemplated hereby; and

                           (5) all ordinary and necessary costs, expenses, or
settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by the Shareholders or the Shareholder Representative in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

                  11.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                           (1) The party claiming indemnification (the
"Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten
(10) days after written notice of such action, suit, or proceeding was given to Claimant, provided that any failure to give notice of such action, suit, or proceeding within such ten (10) day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such party in the defense or resolution of any such claim. The notice of a claim may be amended on one or more occasions with respect to the amount of the claim at any time prior to final resolution of the obligation to indemnify relating to the claim.

                           (2) With respect to claims solely between the
parties, following receipt of notice from the Claimant of the claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day (30) period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day (30) period (or any mutually agreed upon extension thereof), the Claimant may seek an appropriate remedy at law or equity.

                           (3) With respect to any claim by a third party as to
which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Claimant, any third party claim. If the Indemnifying Party elects to compromise or contest such third party claim, it shall within thirty (30) days after receipt of the notice of the claim (or sooner, if the nature of the third party claim so requires) notify the Claimant of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the

Claimant shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such third party claim. If the Indemnifying Party elects not to compromise or contest the third party claim, fails to notify the Claimant of its election as herein provided or contests its obligation to indemnify under this Agreement, the Claimant (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such third party claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 11.3 to the contrary notwithstanding, (i) the Claimant shall have the right, at its own cost and for its own account, to compromise or contest any third party claim, and (ii) the Indemnifying Party shall not, without the Claimant's written consent, settle or compromise any third party claim or consent to entry of any judgment which does not include an unconditional term releasing the Claimant from all liability in respect of such third party claim. In any event, the Claimant and the Indemnifying Party may participate, at their own expense, in the contest of such third party claim. In addition, with respect to any claim related to Taxes, Gray and Merger Corp. shall have the right to participate in and attend any meeting or proceeding (at Gray's and Merger Corp.'s own cost and expense) with respect thereto, shall be provided with copies of any written communication or information regarding any oral communication with respect thereto as soon as possible after the receipt thereof (including, but not limited to, information with respect to any proposed meeting or proceeding) and shall have the right to approve any settlement thereof if the terms of such settlement could increase, directly or indirectly, any liability for Taxes of Gray or Merger Corp. in any period following the Closing. If the Indemnifying Party elects to assume control of the defense of a third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                           (4) If a claim, whether between the parties or by a
third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                           (5) The indemnification rights provided in Sections
11.1 and 11.2 shall extend to the shareholders, directors, officers, members, employees, and representatives of any Claimant.

                  11.4 Escrow Fund. At the Closing, the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) out of the Merger Consideration (the "Escrow Fund") shall be deposited with the Escrow Agent. The Escrow Fund shall be held in accordance with the terms hereof and the terms of the Escrow Agreement substantially in the form of Exhibit B attached hereto. The Escrow Fund shall be used as a source of funds to satisfy indemnification claims by Gray and Merger Corp. under this Section 11. Upon final determination of a claim in favor of Gray and Merger Corp. by a court of competent jurisdiction or by mutual agreement of Gray, Merger Corp. and the Shareholder Representative, Gray and Merger Corp. shall be entitled to the amount of such claim from the Escrow Fund. On the first anniversary of the Closing Date, the Escrow Fund shall be reduced to Three Hundred Seventy-Five Thousand Dollars ($375,000.00), unless there are outstanding claims presented by Gray or Merger Corp. against the Escrow Fund, in which case, the Escrow Fund shall be reduced to the sum which is Three Hundred Seventy-Five Thousand Dollars ($375,000.00) more than the pending claims of Gray and Merger Corp. All claims by Gray and Merger Corp. against the Escrow Fund must be made by Gray or Merger Corp. before the date which is four (4) years after the Closing Date (the "Indemnity Termination Date"). On the Indemnity Termination Date, the Escrow Agent shall disburse to the Shareholder Representative the Indemnity Fund together with all interest earned thereon less the amount of any claims made by Gray or Merger Corp. against the Escrow Fund prior to such date (the "Claim Amount"). The Claim Amount shall be retained by the Escrow Agent in escrow until the underlying claim or claims related thereto have been finally determined by a court of competent jurisdiction or by mutual agreement of Gray and the Shareholder Representative. Gray and the Shareholder Representative hereby agree to jointly direct the Escrow Agent to disburse any portion of the Escrow Fund to any party which is entitled thereto pursuant to the terms hereof.

                  11.5 Limitation on Damages. Notwithstanding any provision of this Agreement to the contrary, the Shareholders' liability to Gray and Merger Corp. for any breach of any representation, warranty or other applicable provision of this Agreement shall be several and divided pro-rata among the Shareholders, in accordance with their percentage ownership of the Shares, and, after Closing, shall be limited to the Escrow Fund described in Section 11.4. In no event, after the Closing hereof, shall the total amount of monetary damages that Gray and Merger Corp. may collect from Shareholders as damages for one or more breaches by the Shareholders or the Company under this Agreement exceed said Escrow Fund. Notwithstanding any other provision of this Agreement to the contrary, after the Closing, Merger Corp., as successor to the Company, shall not be liable to the Shareholders for any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement and the Shareholders shall have no right of contribution from or any other claim or action against Merger Corp., as successor to the Company.

SECTION 12. CONDUCT OF BUSINESS PENDING CLOSING.

                  The Company covenants, represents, and warrants in favor of Gray and Merger Corp. that, pending the Closing, unless otherwise agreed to in writing by Gray:

                  12.1 The Company will not sell, transfer, or otherwise dispose of, or enter into any transaction, contract, or commitment for the sale or disposition of all or any portion of the assets of the Station, except in the ordinary course of business, none of which transactions shall materially affect Merger Corp. or the Station from and after the Closing Date.

                  12.2 The Company will carry and continue in full force through the Closing such fire and extended coverage, and theft, liability, and other insurance in substantially the same form and amount as are currently in force.

                  12.3 The Company will use its best efforts to preserve the business organization and all equipment and records thereof in good order, to keep available for Merger Corp. all of the present employees of the Company, and to preserve for Merger Corp. the goodwill of suppliers, customers, advertisers, and others having business relationships with the Company.

                  12.4 The Company will maintain, repair and replace the Leased Property, Real Property and the Tangible Personal Property in accordance with its customary practices, in substantially the same condition and state of repair as all such property is in on the date of this Agreement, ordinary wear and tear excepted.

                  12.5 The Company shall permit Gray and its representatives, independent accountants, and attorneys, reasonable access during normal business hours to its properties, books, records, and other information with respect to the Company as Gray may request, and to make copies of such books, records, and other documents that Gray considers necessary or appropriate for the purposes of familiarizing itself with the Company.

                  12.6 Between the date of this Agreement and the Closing Date, the Company will deliver to Gray information necessary to update the Schedules hereto and the lists, documents, and other information furnished by the Company as contemplated by this Agreement, and updated copies of new or changed documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents, and other information and items shall be complete and accurate in all respects as of the Closing Date.

                  12.7 Except for written employment agreements in existence on the date hereof and listed in Schedule 4.22, none of the Company, any of the Shareholders or any of their respective representatives has made or will make oral, written or other representations to any employee of the Company or to any other Person regarding the benefits, compensation or other terms or conditions of employment that will be provided to such individuals after the Closing Date. Whether or not a particular individual will or will not be retained in employment after the Closing Date constitutes a term or condition of employment.

section 13. termination.

                  This Agreement may be terminated at any time prior to the Closing Date in the following manner:

                  13.1 by mutual written consent of Gray, Merger Corp. and the Company;

                  13.2 if any representation, warranty, covenant or agreement of the Company, or if any representation, warranty, covenant or agreement of Gray or Merger Corp., contained herein (that materially affects the financial condition or business of Gray or the Company) shall have been incorrect or breached and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date; provided, however, that prior to such termination the party in default shall be given written notice by the other party, and shall have ten (10) days in which to cure such default;

                  13.3 by Gray and Merger Corp., if any condition to the consummation of the transactions contemplated hereby which must be fulfilled to its satisfaction has (in their good faith judgment) not been fulfilled, or has become impossible to fulfill;

                  13.4 without any action by Gray and Merger Corp. or the Company, if the Closing Date has not occurred by December 31, 1999, unless the Assignment Application jointly filed by the Company or the Shareholders and Gray and Merger Corp. is still pending before the FCC on that date, in which case this Agreement shall not be terminated until May 31, 2000 pursuant to this
Section 13.4, but after which, either the Company or Gray and Merger Corp. may terminate the Agreement;

                  13.5 by Gray and Merger Corp. pursuant to Section 7.13; or

                  13.6 by the Company if Gray fails to accomplish the following events by the dates indicated:

                           (a) filing the Registration Statement by the later of
(i) thirty (30) days after Gray receives from the Company, Brazos Broadcasting Company, KXII Broadcasters, Inc., KXII Broadcasters, Ltd., KXII Television, Ltd. and K-Twelve, Ltd. all of the financial statements, financial information and business information required or desirable for inclusion in the Registration Statement or (ii) sixty (60) days after the date of this Agreement;

                           (b) obtaining Gray shareholder approval of the
issuance of the Gray Common Stock in the Merger within forty (40) days after the Registration Statement has been declared effective by the SEC; and

                           (c) file the Resale Registration Statement by the
later of (i) twenty (20) days after the approval of the Merger by the Shareholders or (ii) twenty (20) days after the Closing Date.

                  If the termination of this Agreement occurs without breach or default of the Company or Gray and Merger Corp., then this Agreement shall become wholly void and shall have no further force and effect, and neither Gray or Merger Corp., on the one hand, nor the Company, on the other, shall have any liability or obligation with respect to each other. Upon such termination, the Escrow Agent shall refund the Earnest Money to Gray within three (3) days after the date upon which the termination becomes effective. If the termination occurs as a result of a breach or default by the Company, then Gray and Merger Corp. shall be entitled to seek specific performance of the Company's obligation to effect the Merger in accordance with the provisions hereof, or obtain the return of the Earnest Money. If the termination occurs as a result of a breach or default by Gray or Merger Corp., the Company may request the Earnest Money from the Escrow Agent and retain the Earnest Money as liquidated damages to compensate the Company and the Shareholders for the damages resulting from such breach or default. The parties agree that actual damages pursuant to a breach of this Agreement prior to Closing would be impossible to measure. Receipt of the Earnest Money shall be the sole and exclusive remedy that the Company shall have in the event of such breach or default and shall constitute a waiver of any and all other legal or equitable rights or remedies that the Company may otherwise have as a result of Gray's or Merger Corp.'s breach or default, and that in consideration for the receipt of the Earnest Money as liquidated damages, the Company may not obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and neither Gray nor Merger Corp. shall have any further liability to the Company or the Shareholders as a result of such breach or default or the non-occurrence of Closing. If the Closing does not occur due to the nonfulfillment of any of the conditions in Section 9 or for any other reason except Gray's or Merger Corp.'s material breach or default in the performance of any of its obligations under this Agreement, the Company shall not be entitled to the proceeds of the Earnest Money and, promptly after the termination of this Agreement, the proceeds of the Earnest Money shall be returned to Gray.

SECTION 14. MISCELLANEOUS PROVISIONS.

                  14.1 Expenses of Negotiation and Transfer.

                           (1) The Company and Gray shall share equally in the
payment of FCC filing fees, and the HSR filing fees, and the Shareholders and Gray shall share equally in the payment of the fees of the Neutral Auditors.

                           (2) Except as provided above, each party to this
Agreement shall pay its own expenses and other costs incidental to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated.

                  14.2 Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for each of the other Sections or Schedules of this Agreement with respect to which the substance of the disclosure is clear and unambiguous on the face of the disclosure.

                  14.3 Survival. All of the covenants, agreements, representations, and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

                  14.4 Entire Agreement; Amendment; Waivers. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement of the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

                  14.5 Headings. The descriptive headings of the Sections and Subsections of this Agreement and the Table of Contents are for convenience only and do not constitute a part of this Agreement.

                  14.6 Further Assurances. Each party agrees to execute and deliver such further certificates, agreements, and other documents and it shall take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

                  14.7 Situs and Construction. This Agreement and any other agreements to be made and entered into pursuant hereto shall be construed in accordance with and governed by the laws of the State of Texas.

                  14.8 Notices. All notices under this Agreement shall be made in writing and shall be delivered by U. S. Mail, overnight courier, facsimile, or other means calculated to give prompt, actual notice to the recipient party, in the following manner:

If to the Company:           Milford N. Bostick, Chairman
                             KWTX Broadcasting Company
                             200 West Highway 6
                             Suite 210
                             Waco, TX 76712
                             Phone: 254-772-9155
                             Fax:   254-772-7350

with a copy to:              Kyle Deaver and John Lee Deaver
                             Deaver & Deaver
                             200 West Highway 6
                             Suite 501
                             Waco, TX 76712
                             Phone: 254-741-0400
                             Fax:   254-751-8369

If to the Gray:              Robert S. Prather, Jr.
                             Gray Communications Systems, Inc.
                             4370 Peachtree Road
                             Atlanta, Georgia 30319
                             Phone: 404-266-8333
                             Fax:   404-261-9067

with a copy to:              Alston & Bird LLP
                             1201 West Peachtree Street
                             Atlanta, Georgia  30309-3424
                             Attention:  Stephen A. Opler
                             Phone: 404-881-7000
                             Fax:   404-881-4777

                  14.9 Binding Effect. All of the covenants, conditions, agreements, and undertakings set forth in this Agreement shall extend to and be binding upon the Company, the Shareholders, Gray and Merger Corp. and their respective successors and assigns. No party to this

Agreement may assign any of its rights or obligations hereunder, except that Merger Corp. may assign its rights and obligations to any other entity of which Gray owns a majority of the equity interests.

                  14.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed but one instrument.

                  14.11 Shareholder Representative.

                           (1) By approving this Merger Agreement and accepting
the Merger Consideration, each of the Shareholders hereby irrevocably makes, constitutes, and appoints Ray M. Deaver as the representative, agent and true and lawful attorney in fact of and for each of the Shareholders in connection with this Agreement (the "Shareholder Representative"). Each of the Shareholders hereby authorizes and empowers the Shareholder Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Shareholders as each such Shareholder could do for himself, itself or herself, including with respect to the amendment of any provision of this Agreement. Each of the Shareholders further authorizes and empowers the Shareholder Representative to (i) receive all demands, notices or other communications directed to such Shareholder under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Shareholder could act for himself, itself or herself (including, without limitation, the settlement or compromise of any dispute or controversy) and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Shareholder had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Shareholders hereunder shall be deemed effective if given to the Shareholder Representative. Upon the death, resignation or incapacity of the Shareholder Representative, or at any other time, a successor may be appointed by the vote of the holders of a majority of the Shares outstanding immediately prior to the Effective Time, and such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Shareholder Representative appointed in the manner permitted in this
Section 14.11 shall be provided to Gray and Merger Corp. promptly.

                           (2) Without limiting the generality of the foregoing
paragraph (1), if Gray, Merger Corp. or any of the other Persons specified in
Section 11.1 asserts a claim for indemnification based upon the provisions of
Section 11, the notice requirements of Sections 11.3 and 14.8 shall be satisfied by delivery of any required notice to the Shareholder Representative as representative of and on behalf of each of the Shareholders, and the Shareholder Representative shall exercise all rights of the Shareholders, as indemnifying parties under Section 11, and shall cause all obligations of the Shareholders, as indemnifying parties under Section 11, to be performed. Each of the Shareholders agrees to be bound by all actions and failures to act of the Shareholder Representative in accordance with this Section 14.11. Notwithstanding the foregoing, it shall be the obligation of each Shareholder, and not of the Shareholder Representative, to indemnify Gray, Merger Corp. and the other Persons specified in Section 11.1 based upon the provisions of Section

11. By approving this Merger Agreement and by accepting the Merger Consideration, each Shareholder hereby agrees to indemnify and to save and hold harmless the Shareholder Representative from any liability incurred by the Shareholder Representative based upon or arising out of any act, whether of omission or commission, of the Shareholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Shareholder Representative that constitute gross negligence or willful misconduct in the exercise by the Shareholder Representative of the authority herein granted.

                         [SIGNATURES ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, the Company, Gray and Merger Corp. have executed this Agreement and Plan of Merger by their duly authorized officers on and as of the date set forth above.

                                    GRAY:

ATTEST:                             Gray Communications Systems, Inc.


   /s/ Ross Sams, Jr.               By:    /s/ Robert S. Prather, Jr.
   ------------------                      --------------------------
Title: Secretary                         Title: Executive Vice President
       ---------                                ------------------------



                                   MERGER CORP.:

ATTEST:                             Gray Communications of Texas, Inc.


   /s/ Ross Sams, Jr.               By:   /s/ Robert S. Prather, Jr.
   ------------------                     --------------------------
Title:  Secretary                         Title:     President
        ---------                                    ---------



                                            THE COMPANY:

ATTEST:                             KWTX Broadcasting Company


   /s/ Ross Sams, Jr.               By:    /s/ Ray M. Deaver
   ------------------                      -----------------
Title:  Secretary                          Title:    President
        ---------                                    ---------